Exhibit 10.1

ASSET PURCHASE AGREEMENT BY AND BETWEEN SMOKERS LOZENGE INC., as Acquirer AND CYBER MESH SYSTEMS INC., as Company Dated as February 28, 2008

1

ASSET PURCHASE AGREEMENT BETWEEN:

SMOKERS LOZENZE INC., a Nevada corporation, (the “Acquirer”), with registered office located at offices at #200-245 East Liberty Street Reno, Nevada, USA 89501

AND:

CYBER MESH SYSTEMS INC., a British Columbia corporation, (the “COMPANY”) with offices located at #302 - 3602 Gilmore Way, Burnaby, British Columbia, Canada

AND:

MARC SANTOS of #305 8828 Hudson Street, Vancouver, British Columbia, Canada, V6P 4N2 and DAVID HOLMES of #1008 – 1007 Cambie Street, Vancouver, British Columbia, Canada, V6B 3EA (collectively, the “PRINCIPALS”)

RECITALS:

WHEREAS Company presently operates a business engaged in providing a comprehensive full range of Internet services including Internet Access, Web Development, streaming video, entertainment management services, broadband internet, wireless, and networking solutions to commercial businesses and residential customers (the "Business"); and,

WHEREAS Company is the owner of a proprietary software and hardware technology enabling the delivery of high definition videos, movies, television programming and audiovisual products on demand world-wide over the internet to an end user device, (the “Streaming Technology”) and proprietary technology, hardware and software to conduct the Business worldwide.

WHEREAS Company is the developer and owner of the following products and proprietary technologies and operates the Business under the following trade names and divisions:

·	Blast IPTV;

·	Meshzone Free Hot Spots;

·	Mobile 2 Global Cellular/VOIP Communication Products;

·	CMS Wireless Network Routers and other telecommunication equipment;

·	CMS ISP and Website Hosting;

·	LQ1 Website Media Development; and,

·	Campwest Entertainment Access.

AND WHEREAS Company has the following products and proprietary technologies under development:

·	CMS Fiber Optic Router;

·	SSID Wireless Security Protocol and Certification; and,

·	Set Top Box Standard for Global Distribution.

AND WHEREAS the Acquirer and David Holmes desire to enter into a Management Agreement wherein David Holmes shall receive Eight Million (8,000,000) of the Acquirer’s common stock, par value $0.001, to be allotted and issued from the Treasury of the Acquirer (the “Acquirer Stock”) as a signing bonus for entering into a Management Agreement with the Acquirer.

AND WHEREAS the Acquirer and Marc Santos desire to enter into a Management Agreement wherein Marc Santos shall receive Six Million (6,000,000) of the Acquirer’s common stock, par value $0.001, to be allotted and issued from the Treasury of the Acquirer (the “Acquirer Stock”) as a signing bonus for entering into a Management Agreement with the Acquirer.

Subject to the terms and conditions set forth herein, the Company desires to sell, convey, transfer, assign and deliver to Acquirer, and Acquirer desires to purchase and acquire from the Company, free and clear of all Liens and encumbrances (other than those Liens included in the Assumed Liabilities), all of the Company’s right, title and interest in and to all of the assets and the business operations of the Company (the “Acquisition”):

     NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by the parties), intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1 PURCHASE & SALE OF PURCHASED ASSETS

     1.1 Purchased Assets. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties, covenants and agreements of the Company contained herein, at the Closing, the Company shall sell, convey, transfer, assign and deliver to Acquirer, and the Acquirer shall purchase and acquire from the Company, free and clear of all Liens and encumbrances (other than those Liens included in the Assumed Liabilities), all of the Company’s right, title and interest in and to all of the following assets which the Company owns or in which the Company has any right, title or interest, other than those assets specified as Excluded Assets (collectively, the “Purchased Assets”):

     (a) All of the Company's intellectual property (the "Company Intellectual Property") including the following:

          (i) All Company Registered Intellectual Property listed on Schedule 2.13 of the Disclosure Schedule;

          (ii) All right, title and interest in the unregistered trademarks listed on Schedule 2.13 of the Disclosure Schedule, including all goodwill associated therewith;

          (iii) All trade secrets of the Company owned or used in connection with conduct of the Business, including, but not limited to, disks, designs, files, drawings, data and related documentation, and all similar property of any nature, tangible or intangible, owned or used in connection with the Company Intellectual Property and Business and all, copyrights, designs, inventions, patents, licenses, franchises and secret methodologies connected with the Company’s business and owned by the Company;

          (iv) All mask works and all applications, registrations, and renewals in connection therewith, and all confidential business information (including ideas, research and development, know-how, formulas, techniques, technical data, designs, drawings, specifications, customer, supplier and vendor lists, pricing and cost information, and business and marketing plans and proposals and all computer software (including data and related documentation) developed or owned by the Company, all computer and telecommunications equipment, appliances and systems which are owned by Company; and,

          (v) all claims (including claims for past infringement or misappropriation of Company Intellectual Property) and causes of action of the Company has against other persons (regardless of whether or not such claims and causes of action have been asserted by the Company) arising in connection with the conduct of the Business, and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by the Company (regardless of whether such rights are currently exercisable) which have arisen in connection with the conduct of the Business;

     (b) All rights to sue for or asserted claims against and remedies against past, present or future infringements of any or all of the Company Intellectual Property owned or used in connection with the conduct of the Business and rights of priority and protection of interests therein and to retain any and all amounts therefrom;

     (c) All other assets of the Company owned or used in connection with the conduct of the Business, including, but not limited to:

          (i) all inventories and work-in-progress of the Company including, but not limited to, those inventories and works-in-progress set forth on Schedule 2.7 of the Disclosure Schedule;

          (ii) all equipment, materials, prototypes, tools, supplies, furniture, fixtures, improvements and other tangible assets of the Company owned or used in connection with the conduct of the Business including, but not limited to, the tangible assets set forth on Schedule 2.7 of the Disclosure Schedule;

          (iii) all advertising and promotional materials possessed by the Company relating to the Business;

          (iv) all rights of the Company under the Contracts set forth on Schedule 2.12 of the Disclosure Schedule;

          (v) the domain names of the Company set forth on Schedule 2.13 of the Disclosure Schedule;

          (vi) all governmental or regulatory authorizations held by the Company in connection with the conduct of the Business;

          (vii) all books, records, files (including all electronic files and back-up copies thereof), customer lists and data of the Company relating to the Business; and

          (viii) source code repository;

     (d) All goodwill incident to the items listed in Sections 1.1(a), 1.1(b) and 1.1(c) above; together with the exclusive right of the Acquirer to represent itself as carrying on the business in continuation of and in succession to the Company and the right of the Acquirer, on the date of the execution of this Agreement, to use the name Cyber Mesh Corp. and upon closing to use any trade names or any variations thereof indicating the Business of the Company is so carried on or to be carried on by the Acquirer. The Company agrees to forthwith, after the date closing, to change its corporate name from Cyber Mesh Systems Inc., to a numbered company and filing the Change of Name with the British Columbia Registrar of Companies;

     (e) all cash on hand or in banks or other depositories and accounts receivable earned or accrued with respect to the conduct of the Business prior to the Closing Date;

     (f) the full benefit of all unfulfilled orders, contracts, engagements or commitments to which the Company is entitled in connection with the Business including the full benefit of all forward commitments by the Company for materials or supplies, or services whether or not there are any contracts in respect thereto;

     (g) all computer equipment, software and related license and service agreements of the Company, which are used in the conduct of the Business, set forth on Schedule 2.13 of the Disclosure Schedule; and,

     (h) All other assets used in or useful to the conduct of the Business.

1.2	Excluded Assets. The Company and the Principals agree with the Acquirer that there are not any excluded assets.

1.3	Assumed Liabilities. In connection with the purchase of the Purchased Assets, Acquirer shall assume and become responsible for the following liabilities, except for the Excluded

Liabilities as defined in s.1.4 of this Agreement (collectively, the “Assumed Liabilities”):

     (a) all liabilities arising from the conduct of the Business following the Closing Date, including but not limited to:

          (i) all liabilities and obligations of the Business arising under the contracts set forth on Schedules 2.12 of the Disclosure Schedule, relating to or arising out of the conduct of the Business after the Closing Date;

          (ii) all liabilities and obligations relating to any products and services sold by the Business, including without limitation warranty obligations, arising out of the conduct of the Business after the Closing Date;

          (iii) any liability for Tax set forth in Section 1.7 hereof; and

     (b) the following liabilities of the Company which have arisen from the conduct of the Business on or prior to the Closing Date:

          (i) all liabilities and obligations of the Business arising under the accounts payable set forth on Schedule 2.5 of the Disclosure Schedule;

          (ii) all liabilities and obligations for products and services committed to be purchased by the Business in the ordinary course of business on or prior to the Closing Date set forth on Schedule 2.5 of the Disclosure Schedule; and

          (iii) all liabilities and obligations for all of the employees of the Business relating to accrued employee paid time off for those employees of the Business who become Transferred Employees hereunder, set forth on Schedule 2.5 of the Disclosure Schedule.

1.4 Excluded Liabilities. Notwithstanding Section 1.3 hereof, the Company shall retain, and Acquirer shall not assume and become responsible for, and the Assumed Liabilities shall not include, any of the following (collectively, the “Excluded Liabilities”):

     (a) any liability of the Company for Taxes (with respect to operation of the Business or otherwise);

     (c) except as provided in Section 1.7 hereof, any liability of the Company for income, transfer, sales, use, and other Taxes arising in connection with the consummation of the transactions contemplated hereby (including any income Taxes arising because the Company is transferring the Purchased Assets);

     (d) any liability of the Company for the unpaid Taxes of any Person under Income Tax Regulations or any similar provision of provincial, federal, state, local, or foreign law, as a transferee or successor, by contract or otherwise;

      (e) any liabilities of the Company to indemnify any Person by reason of the fact that such Person was a director, officer, employee or agent of the Company (whether or not in connection with the conduct of the Business);

      (f) any liabilities of the Company for costs and expenses incurred in connection with this Agreement;

     (g) any liabilities or obligation of the Company under this Agreement;

     (h) except as set forth on Schedule 2.5 of the Disclosure Schedule, any liabilities or obligations relating to any Company Plan, employee severance, claims relating to employment, employee benefits (including employer taxes or tax withholding from employees) or compensation arrangements relating to or arising out of the conduct of the Business prior to and including the Closing Date, with respect to any employee or former employee of the Business; and,

          (i) the matters set forth in Schedule 2.27 of the Disclosure Schedule as they relate to the conduct of the Business prior to the Closing Date.

1.5 Purchase Price; Payment of Purchase Price. The Acquirer agrees to pay, and the Company agrees to accept, the following as consideration for the Acquisition:

     (a) One Hundred Thousand US Dollars ($100,000 USD) payable by satisfaction of that certain loan outstanding made by the Acquirer to the Company, which is now forgiven by the Company, and (ii) Eight million Five Hundred Thousand (8,500,000) shares of Acquirer Stock, which shares shall be delivered to the Escrow Agent and delivered by the Escrow Agent to the Company as set out on the terms and conditions contained in the Escrow Agreement attached hereto as Schedule "B" (hereinafter referred to as the “Escrow Agreement”).

     (b) Issuance of Shares in consideration for Management Services:

          (i) The Acquirer shall issue to David Holmes Eight Million (8,000,000) Acquirer shares to be allotted and issued from the Treasury of the Acquirer as a signing bonus for entering into a Management Agreement with the Acquirer in the form annexed hereto as Schedule “A” (herein referred to as the “Management Agreement”), which shares shall be delivered to the Escrow Agent and delivered by the Escrow Agent to David Holmes as set out on the terms and conditions contained in the Escrow Agreement attached hereto as Schedule "B" (hereinafter referred to as the “Escrow Agreement”).

          (ii) The Acquirer shall issue to Marc Santos Six Million (6,000,000) Acquirer shares to be allotted and issued from the Treasury of the Acquirer as a signing bonus for entering into a Management Agreement in the form annexed hereto as Schedule “A” with the Acquirer, which shares shall be delivered to the Escrow Agent and delivered by the Escrow Agent to Marc Santos as set out on the terms and conditions contained in the Escrow Agreement attached hereto as Schedule

"B".
                (herein collectively referred to as the “Management Service Shares”)

     (c) The Acquirer, Company, Marc Santos and David Holmes shall enter into the Escrow Agreement substantially in the form attached hereto as Schedule "B" and all Acquirer Shares and Management Service shares referred in Section 1.5(a), 1.5(b)(i) and 1.5(b)(ii)shall be delivered to the Escrow Agent to be held for the benefit of the Company, Marc Santos and David Holmes in the amounts set out herein. Provided that David Holmes has not terminated his management agreement prior to one year following the Closing Date, the escrow agent shall deliver the percentage of shares to David Holmes on the delivery dates set out below (the "Delivery Dates") and, provided that Marc Santos has not terminated his management agreement prior to one year following the Closing Date, the escrow agent shall deliver the percentage of shares to Marc Santos on the delivery dates set out herein and provided that neither David Holmes or Marc Santos have terminated their management agreements prior to one year following the Closing Date, the escrow agent shall deliver the percentage of shares to the Company set out herein. It being understood if one or both of the management agreements are terminated by the Acquirer for any reason, then in that event, all Management Service shares held in escrow by the Escrow Agent for the terminated employee and the Company shall be delivered forthwith to the terminated employee or the Company as applicable.

	Delivery Date	Percentage of Management Service Shares Delivered
Company	within 5 days after the Closing Date	4,250,000 Acquirer Shares
Company	earlier of: First Anniversary of Closing Date or Termination of a Management Agreement by the Acquirer	4,250,000 Acquirer Shares

	Delivery Date	Percentage of Management Service Shares Delivered
David Holmes	within 5 days after the Closing Date	4,000,000 Management Service shares
David Holmes	earlier of: First Anniversary of Closing Date or Termination of a Management	4,000,000 Management Service shares

Agreement by the Acquirer

	Delivery Date	Percentage of Management Service Shares Delivered
Marc Santos	within 5 days after the Closing Date	3,000,000 Management Service shares
Marc Santos	earlier of: First Anniversary of Closing Date or Termination of a Management Agreement by the Acquirer	3,000,000 Management Service shares

There shall be no proportionate or partial delivery of Management Service shares in the periods prior to each Delivery Date and all release from Escrow Management Service shares shall occur only on the appropriate Delivery Date provided that the party entitled thereto has not terminated his employment at any time prior to such Delivery Date.

Each of the Company, David Holmes and Marc Santos shall be entitled to exercise all voting rights with respect to such owner’s Escrowed Shares.

     1.6 Marc Santos and David Holmes and the Acquirer agree that out of the Management Service Shares issued to Marc Santos and David Holmes by the Acquirer, that Marc Santos and David Holmes shall transfer to the following persons for services to be rendered to the Acquirer, the number of Acquirer shares set out opposite their names, which shares shall be delivered to each of the following in the percentage and following the dates set forth in the Escrow Agreement;

          (i) Howard Martin: Five Hundred and Thirty Five Thousand and Twenty One (535,021) shares of the Acquirer Shares;

          (ii) Brian Johnson: Ninety Seven Thousand Two Hundred and Seventy Six (97,276) shares of the Acquirer Shares;

          (iii) Casson Salmon: Four Hundred and Eighty Six Thousand Three Hundred and Eighty Two (486,382) shares of the Acquirer Shares;

          (iv) Neville O’Riley Livingstone: One Hundred and Twenty One Thousand Five Hundred and Ninety Six (121,596) shares of the Acquirer Shares; and,

          (v) Dorothy Smith Seventy Two Thousand Nine Hundred and Fifty Seven (72,957) shares of the Acquirer Shares.

1.7 Stock Valuation of Acquirer’s Issued Shares. It is agreed between all of the Parties hereto that the value of shares of the Acquirer issued to each of the Company, Marc Santos and David Holmes and all other shareholders or persons entitled thereto shall be $0.001 per common share issued.

1.8 Representation and Warranties of Acquirer

The Acquirer represents and warrants that:

(i)	Acquirer is a company whose registered office is #200- 245 East Liberty Street, Reno Nevada 89501 and whose shares are or will be quoted on the over-the counter market Bulletin Board (OTCBB) in the U.S.A.;

(ii)	After the closing and upon Acquirer acquiring all of the purchased assets of the Company and issuing the Management service shares to the parties entitled thereto and making the necessary filings with the SEC, the total number of issued and outstanding shares of the Acquirer will be 45,000,000 common shares and no preferred shares;

(iii)	It is the intent of and objective of the parties hereto that the Acquirer shall on a “best efforts basis” raise up to $10,000,000 USD, if required by the Directors, over the next 2 years following the date of closing to finance the expansion of the business operations of the Acquirer. In the event, the Directors of the Acquirer agree, from to time to raise the aforesaid capital, the Acquirer shall use its best efforts to reduce the dilution of Acquirer’s shareholders by limiting the number of Acquirer’s shares to be issued to 3,000,000 shares of Acquirer’s common stock.

Notwithstanding any contained herein, the Acquirer shall be entitled to create Qualified and Non-Qualified Stock Option Plans for Employees, Officers, Directors and Consultants of the Acquirer; and,

(iv)	The Acquirer has no assets of value.

1.9 Representation and Warranties of Marc Santos and David Holmes

Each of Marc Santos and David Holmes jointly and severally represent and warrant that:

(i)	as founders, principals, and the persons who have invented and developed the Intellectual Property of the Company, which are the only substantial assets of value of the Company, and that the Acquirer and the Company are entitled to the covenants and agreements of Marc Santos, David Holmes without which the Acquirer and Company would not have entered into this Agreement;

(ii)	The residency of each Marc Santos, David Holmes and the Company is correctly set forth herein. Each of Marc Santos, David Holmes and the Company acknowledges that they have obtained, or waived their right to obtain, independent legal and tax advice relating to this Agreement, the income tax consequences of the purchase of the assets and the of the Acquirer’s issuance of shares for the purchase of the Company assets and the entering into of the Management Agreements by Marc Santos and David Holmes; and,

(iii)	Marc Santos and David Holmes join with the Company to covenant and agree to make all reasonable efforts to perform all covenants and indemnities of the Company as set forth in this Agreement.

1.10 Intellectual Property Rights of Company.

Marc Santos and David Holmes acknowledge and agree that they have no interest or claim in any of the Company's Intellectual Property Rights and that they will not, at any time, challenge the right of the Company to its Intellectual Property Rights and that they will make all reasonable efforts to assist and continue to assist the Acquirer in filing and completing any intellectual property claims for any inventions that presently have not been patented or not otherwise protected and will continue to assist the Acquirer in processing all ongoing intellectual property claims whether or not they are they are officers, directors or employees of the Acquirer. In this event the party assisting the Acquirer shall be retained as a consultant whose remuneration is to be agreed upon by the parties prior to the rendering of the consulting services.

1.11 Closing.

The consummation of the purchase and sale of the Purchased Assets in accordance with this Agreement (the “Closing”) shall take place at 10:00 at Pacific Standard time, at the offices of the Company on the third (3rd) Business Day after all of the conditions precedent to Closing hereunder shall have been satisfied or waived, or at such other date, time and place as the Company and Acquirer shall mutually agree upon, but in any event not later than May 30, 2008. The date of the Closing shall be referred to as the “Closing Date.” The Company and Acquirer hereby agree to deliver at the Closing such documents, certificates of officers and other instruments as are set forth in Article V hereof and as may reasonably be required to effect the transfer by the Company of the Purchased Assets pursuant to and as contemplated by this Agreement and to consummate the Acquisition. All events which shall occur at the Closing shall be deemed to occur simultaneously.

1.12 Transfer Taxes.

Acquirer shall be responsible for the payment of any transfer taxes arising out of or in connection with the Acquisition; provided that the Company shall remain responsible for any other Taxes (including any Taxes based on income, sales Taxes, use Taxes or VAT) incurred by it from the conduct of the Business prior to the Closing Date and the Acquisition.

1.13 Tax Treatment.

Effective as of the Closing, Acquirer and Company each recognize their respective obligations to timely file IRS Form 8594 and their respective federal income Tax returns. Acquirer and the Company further agree to cooperate with each other in the preparation of such forms for timely filing with each of their respective federal income Tax returns and to report allocation of the purchase price within ninety (90) days of the Closing Date. Each of Acquirer and the Company further agrees to file all of its other Tax returns in a manner consistent with such allocation and not to make any allocation or take any Tax position that is contrary to such allocation, unless required to do so by applicable law and after prior written notice thereof to the other party. Acquirer and the Company further agree to consult with each other with respect to all issues related to such allocation in connection with any Tax audits, controversies or litigation.

1.14 Taking of Necessary Action; Further Action. If, at any time after the Closing Date, any such further action is necessary or desirable to carry out the purposes of this Agreement, to vest Acquirer after the Closing Date with full right, title and possession to all Purchased Assets or to have all necessary documents filed with the U.S. Securities Commission, the parties hereto shall use their best efforts to take such action.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Subject to the exceptions set forth in the Disclosure Schedule (each of which exceptions, shall indicate the Section and, if applicable, the Subsection of this Article 2 to which it relates, provided, however, if it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections of this Agreement, then such reference shall be deemed to apply to such other sections and subsections contained in this Agreement), delivered herewith and dated as of the date hereof, the Company hereby represents and warrants to Acquirer as follows:

     2.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has full corporate power and authority to (i) conduct the Business as is now conducted and as currently proposed to be conducted, (ii) to own, use, license and lease the Assets and Properties owned or used in connection with the conduct of the Business, and (iii) to perform its obligations under all Contracts relating to the Business to which it is a party. The Company is duly qualified, licensed or admitted to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership, use, licensing or leasing of the Assets and Properties owned or used in connection with the conduct of the Business makes such qualification, licensing or admission necessary. No Subsidiary of the Company has any ownership, leasehold or other interest in any of the Purchased Assets.

     2.2 Authority Relative to this Agreement. The Company has full corporate power and authority to execute and deliver this Agreement and the other agreements which are attached, or forms of which are attached, as exhibits hereto (the “Ancillary Agreements”) to which the Company is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Company’s majority board of directors and the shareholders entitled to vote unanimously have approved this Agreement and declared its advisability. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby, and the performance by the Company of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary action by the board of directors and voting shareholders of the Company, and no other action on the part of the board of directors or shareholders entitled to vote of the Company or by any officer, director or equity holder is required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation by the Company of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which the Company is a party have been or will be, as applicable, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof (and, in the case of the Ancillary Agreements to which Acquirer is a party, thereof) by Acquirer, each constitutes or will constitute, as applicable, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to the enforcement of creditors’ rights generally and by general principles of equity.

2.3	Financial Statements of the Business.

          (a) The financial models and allocated profit and loss statement of the Company relating to the conduct of the Business, at and for the periods ended May 31, 2007 and the financial models and allocated profit and loss statement of the Company relating to the conduct of the Business, for the interim period ended January 31, 2008 (collectively, the “Business Financials”) are set forth on Schedule 2.3 to the Disclosure Schedule, which models and allocated profit and loss statement were derived from accounting records that were used in the preparation or the Company’s financial statements for the periods to which they relate, which statements were prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other and which statements have been provided to the Acquirer. The Business Financials present fairly and accurately, in all material respects, the financial condition and operating results of the Company and its Subsidiaries with respect to the conduct of the Business as of the dates and during the periods indicated therein and as except as set forth in Schedule 2.6 the Company and its subsidiaries have conducted their business in the ordinary course.

           (b) As of January 31, 2008 and as of the Closing Date, except as set forth on Schedule 2.3 to the Disclosure Schedule, the Assumed Liabilities will not include any liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise other than (ii) accounts payable or accrued paid time off that have been incurred by the Company since January 31, 2008 in the ordinary course of business and consistent with the Company’s or such Subsidiaries’ past practices; (ii) liabilities under the Contracts identified in Section 2.12 of the Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be reasonably ascertained by reference to the text of such Contracts; and

(iii) liabilities disclosed on Section 2.5 of the Disclosure Schedule and except as set forth on Schedule 2.14 to the Disclosure Schedule the Company has own all of assets reflected in the Balance Sheet dated January 31, 2008, free and clear of all liens, charges or encumbrances.

     (c) Since January 31,2008 the Company has not received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Company or its internal accounting controls relating to the preparation of the Business Financials.

     2.4 Books and Records; Organizational Documents. The minutes of the Company’s Board of Directors relating to the conduct of the Business have been provided or made available to Acquirer or its counsel prior to the execution of this Agreement, are complete and correct in all respects and have been maintained in accordance with sound and prudent business practices. Such minutes contain a true and complete record of all actions taken at all meetings and by all written consents in lieu of meetings of the directors, shareholders and committees of the board of directors of the Company relating to the conduct of the Business. The Company has prior to the execution of this Agreement delivered to Acquirer true and complete copies of its Certificate of Incorporation and Bylaws, both as amended through the date hereof. The Company is not in violation of any provisions of its Certificate of Incorporation or Bylaws.

     2.5 No Undisclosed Liabilities. Except as disclosed in Section 2.5 of the Disclosure Schedule, there are no Liabilities relating to the conduct of the Business or affecting the Assets and Properties owned or used in connection with the conduct of the Business, other than Liabilities incurred in the ordinary course of business consistent with past practice since the January 31, 2008 and in accordance with the provisions of this Agreement which, individually and in the aggregate, are not material (financial or otherwise) to the Business and are not for tort or for breach of contract.

     2.6 Absence of Changes.

     (a) Except as set forth in Section 2.6 of the Disclosure Schedule to this Agreement, since January 31, 2008:

          (i) there has not been any material adverse change in the condition, assets, liabilities, operations, financial performance or prospects of the Business, and no event has occurred that will, or could reasonably be expected to, have a material adverse effect on the Business;

          (ii) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets (whether or not covered by insurance) owned or used in the conduct of the Business;

          (iii) neither the Company nor a Subsidiary has (i) entered into or permitted any of its material assets owned or used by it in connection with the conduct of the Business to become bound by any Contract or (ii) amended or prematurely terminated, or waived any material right or remedy under, any Contract applicable to the Business;

     (iv) neither the Company nor a Subsidiary has (i) acquired, leased or licensed any right or other asset of the Business from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset of the Business to any other Person, or (iii) with respect to the Business, waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company’s past practices;

     (v) neither the Company nor a Subsidiary has written off as uncollectible, or established any reserve with respect to, any account receivable or other indebtedness of the Business, except in the ordinary course of business;

     (vi) neither the Company nor a Subsidiary has made any pledge of any of the assets owned or used in connection with the conduct of the Business or otherwise permitted any of such assets to become subject to any Liens, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company’s or such Subsidiary’s past practices;

     (vii) neither the Company nor a Subsidiary has incurred or guaranteed any indebtedness for borrowed money in connection with the conduct of the Business;

     (viii) neither the Company nor a Subsidiary has in connection with the conduct of the Business (i) paid any bonus or made any profit sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees or consultants, or (ii) hired any new employee or consultant;

     (ix) the Company has not changed any of its methods of accounting or accounting practices relating to the Business in any respect;

     (x) neither the Company nor a Subsidiary has made any Tax election with respect to the Assets or Properties of the Business;

     (xi) neither the Company nor a Subsidiary has commenced or settled any Legal Proceeding, or received any notice, whether written or otherwise, that any Person was commencing or threatening to commence a Legal Proceeding involving the Business;

     (xii) neither the Company nor a Subsidiary has, in connection with the conduct of the Business, entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices;

     (xiii) there has not occurred, in connection with the conduct of the Business, any increase in or modification of the compensation or benefits payable or to become payable by the Company to any of its employees or consultants (other than increases in the base salaries of employees who are not officers in an amount that does not exceed 10% of such base salaries) or any new loans or extension of existing loans to any such Persons (other than routine expense advances to employees of the Company consistent with past practice), and the Company has not, in connection with the conduct of the Business, entered into any Contract to grant or provide (nor has granted any) severance or other similar benefits to any such Persons; and

     (xiv) neither the Company nor a Subsidiary has agreed or committed to take any of the actions referred to in clauses “(iii)” through “(xiii)” above.

           (b) The Company has made available to Acquirer any documents requested by Acquirer and relating to indebtedness, loan and other financial facilities, entered into in connection with the conduct of the Business, and the Company has not received any notice that the continuance of any of those facilities might be materially adversely affected or prejudiced.

           (c) Neither the Company nor a Subsidiary is in default under, or in breach of, any of the material terms of any loan capital, borrowing, debenture or financial facility of the Company or such Subsidiary entered into in connection with the conduct of the Business.

           (d) Neither the Company nor a Subsidiary is, nor has the Company or a Subsidiary agreed to become, bound by any guarantee, indemnity, surety or similar commitment in connection with the conduct of the Business which has not been reflected in the Business Financials.

2.7 Real Property.

     (a) Except as set forth in Schedules 2.9 and 2.10 the Purchased Assets do not include any owned, leased, licensed or subleased real property.

     2.8 Valid Title. Except as set forth on Schedule 2.10 to the Disclosure Schedule, the Company and each of its Subsidiaries have good, marketable and valid title to, or, in the case of leased Assets and Properties used or owned in connection with the conduct of the Business, valid leasehold interests in, all of their material tangible Assets and Properties used or owned in connection with the conduct of the Business, real, personal and mixed, reflected in the latest Business Financials, free and clear of any Liens except (a) with respect to Liens securing obligations reflected in the Business Financials, (b) (i) statutory liens for Taxes or other payments that are not yet due and payable; (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Legal Requirements; (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (v) statutory purchase money liens and (c) such imperfections of title and Liens, if any, which do not materially impair the continued use of the properties or assets subject thereto or affected thereby, or otherwise materially impair business operations at such properties. The rights, properties and assets presently owned, leased or licensed by the Company and its Subsidiaries in connection with the conduct of the Business include all rights, properties and assets necessary to permit the Company and its Subsidiaries to conduct the Business in all material respects in the same manner as the Business has been conducted prior to the date hereof.

     2.9 Intellectual Property.

     (a) Schedule 2.13 of the Disclosure Schedule lists (i) all Company Registered Intellectual Property (including all trademarks and service marks that the Company has owned or used with the intent of creating or benefiting from any common law rights relating to such marks), (ii) the jurisdiction in which such item of Company Registered Intellectual Property has been registered or filed and the applicable registration or serial number; (iii) any other Person that has an ownership interest in such item of Company Registered Intellectual Property and the nature of such ownership interest; and (iv) each product or service identified in Section 2.13 of the Disclosure Schedule that embodies, utilizes or is based upon or derived from (or, with respect to products and services under development, that is expected to embody, utilize or be based upon or derived from) such item of Company Registered Intellectual Property, and lists any proceedings or actions pending as of the date hereof before any Governmental or Regulatory Authority (including the PTO or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.

     (b) Schedule 2.13 of the Disclosure Schedule lists each proprietary product or service developed, manufactured, marketed, or sold in or as a part of the Business at any time since inception and any product or service currently under development by the Company in connection with the conduct of the Business.

     (c) The Company has all requisite right, title and interest in or valid and enforceable rights under Contracts or Licenses to use all Company Intellectual Property necessary to the conduct of the Business as currently conducted.

          (i) Except as set forth in Schedule 2.13 of the Disclosure Schedule, each item of Company Intellectual Property, including all Company Registered Intellectual Property listed in Schedule 2.13 of the Disclosure Schedule, is owned exclusively by the Company (excluding Intellectual Property licensed to the Company under any License disclosed under Schedule 2.13 of the Disclosure Schedule) and is free and clear of any Liens. Without limiting the generality of the foregoing, the Company owns exclusively all trademarks, service marks and trade names used by the Company in connection with the operation or conduct of the Business as currently conducted or as currently contemplated to be conducted; provided, however, that the Company may use trademarks, service marks and trade names of third parties which are licensed to the Company, as disclosed under Schedule 2.13 of the Disclosure Schedule, or are in the public domain.

         (ii) Without limiting the generality of the foregoing, the Company owns exclusively,

and has good title to, each copyrighted work that is a Company product and each other work of authorship that the Company otherwise purports to own or is used by the Company in connection with the operation or conduct of the Business as currently conducted or provision of services by the Company with respect to the Business, other than works disclosed under Schedule 2.13 of the Disclosure Schedule.

     (d) To the extent that any Company Intellectual Property has been developed or created by any Person other than the Company, the Company has a written agreement with such Person with respect thereto and the Company has either (i) obtained ownership of, and is the exclusive owner of, all such Intellectual Property by operation of law or by valid assignment of any such rights or (ii) has obtained a License under or to such Intellectual Property as disclosed under Schedule 2.13 of the Disclosure Schedule.

     (e) Except pursuant to agreements described in Schedule 2.13 of the Disclosure Schedule, the Company has not transferred ownership of any Intellectual Property that is Company Intellectual Property, to any other Person.

     (f) Except as set forth in Schedule 2.13 of the Disclosure Schedule, the Company Intellectual Property constitutes all the Intellectual Property owned or used in and/or necessary to the conduct of the Business as it currently is conducted and as is currently contemplated to be conducted, including the design, development, distribution, marketing, manufacture, use, import, license, and sale of the products, technology and services of the Company (including products, technology, or services currently under development).

     (g) Schedule 2.13 of the Disclosure Schedule lists all Contracts (including all inbound Licenses) to which the Company is a party that grant licenses to Intellectual Property which are used or owned in connection with the conduct of the Business, other than standard Licenses for off-the-shelf, shrink-wrap software or Open Source Code that is commercially available on reasonable terms to any Person for a license fee of no more than $15,000 dollars. Schedule 2.13 of the Disclosure Schedule identifies (i) each item of Open Source Code that is incorporated into, integrated or bundled with, or used in the development of the Intellectual Property of the Company; (ii) the applicable license terms for each such item of Open Source Code; and (iii) the Intellectual Property of the Company to which each such item of Open Source Code relates. Except as set forth in Section 2.13 of the Disclosure Schedule, no Intellectual Property of the Company contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that: (i) impose or could impose a requirement or condition that any Intellectual Property of the Company part thereof: (a) be disclosed or distributed in source code form; (b) be licensed for the purpose of making modifications or derivative works; or (c) be redistributable at no charge; or (ii) otherwise impose or could impose any other material limitation, restriction, or condition on the rights or abilities of the Company. For purposes of this Agreement, “Open Source Code” means any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software (including software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common

Public License, Apache License, BSD License, Acquirer License or Sun Community Source License). Except as set forth in Schedule 2.13 of the Disclosure Schedule, the Company is not in breach of, nor has it failed to perform under any of the foregoing Contracts and Licenses and, to the Company’s Knowledge, no other party to such Contracts and Licenses is in material breach of or has materially failed to perform thereunder. Except as set forth in Schedule 2.13 of the Disclosure Schedule, the Company is not obligated to compensate any other Person (including any current or former employee of the Company) in connection with the use of any Intellectual Property (including any Company Intellectual Property) in the conduct of the Business.

     (h) Schedule 2.13 of the Disclosure Schedule lists all Contracts, Licenses and agreements between the Company and any other Person used in connection with the conduct of the Business, other than standard Licenses for off-the-shelf, shrink-wrap software or “open source” code that is commercially available on reasonable terms to any Person for a license fee of no more than $15,000 dollars, wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or Liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other Person of the Intellectual Property of any Person other than the Company. Except as set forth in Schedule 2.13 of the Disclosure Schedule, the Company is not in breach of, nor has it failed to perform under any of the foregoing Contracts, Licenses and agreements and, to the Company’s Knowledge, no other party to such Contracts, Licenses and agreements is in breach of or has failed to perform thereunder.

     (i) Except as set forth in Schedule 2.13 of the Disclosure Schedule, the operation of the Business (i) as currently conducted or (ii) as currently contemplated to be conducted, including the Company’s design, development, use, import, manufacture and sale of the products, technology or services (including products, technology or services currently under development) of the Company, does not (A) to the Company’s Knowledge, infringe or misappropriate the Intellectual Property of any Person, (B) violate any term or provision of any License or Contract concerning such Intellectual Property or (C) constitute unfair competition or an unfair trade practice under any Law, and the Company has not received notice from any Person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of the Company infringes or misappropriates the Intellectual Property of any Person or constitutes unfair competition or trade practices under any Law, including notice of third party patent or other Intellectual Property rights from a potential licensor of such rights, nor is the Company aware of any basis for any such claim.

     (j) Each item of Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance, renewal fees, annuity fees and taxes in connection with such Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions where the Company has filed documents for such purpose, as the case may be, for the purposes of maintaining such Registered Intellectual Property. Schedule 2.13 of the Disclosure Schedule lists all actions that must be taken by the Company within one hundred eighty (180) days from the date hereof, including the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Registered Intellectual Property. In each case in which the Company has acquired ownership of any Company Intellectual Property rights owned or used in connection with the conduct of the Business from any Person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property) to the Company and, to the maximum extent provided for by and required to protect the Company’s ownership rights in and to such Intellectual Property in accordance with applicable Laws, the Company has recorded each such assignment of Registered Intellectual Property with the relevant Governmental or Regulatory Authority, including the PTO, the U.S. Copyright Office, or their respective equivalents in any foreign jurisdiction where the Company has filed documents for such purpose, as the case may be. To the Company’s Knowledge: (i) the Intellectual Property owned by the Company and used in connection with the conduct of the Business, is subsisting, in full force and effect, is valid and enforceable, and (in the case of Company Registered Intellectual Property) has not expired or been cancelled or abandoned; and (ii) all necessary prosecution, registration, maintenance and renewal fees due on or before the Closing Date have been made, and all documents, records and certificates, required as of the Closing Date for the purposes of maintaining such Company Registered Intellectual Property have been filed. Without limiting the foregoing, to the Company’s Knowledge, no information, materials, facts, or circumstances exists, including any information or fact that would constitute prior art, that would render any of the Company Registered Intellectual Property invalid or unenforceable, or would adversely effect any pending application for any Company Registered Intellectual Property. The Company has not misrepresented, or failed to disclose, and is not aware of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Company Registered Intellectual Property that would constitute fraud or a willful misrepresentation with respect to such application.

     (k) Except as set forth in Schedule 2.13 of the Disclosure Schedule, there are no Contracts or Licenses between the Company and any other Person with respect to Company Intellectual Property under which there is any dispute (or, to the Company’s Knowledge, facts that may reasonably lead to a dispute) known to the Company, including any dispute or facts that may reasonably lead to a dispute regarding the scope of the Intellectual Property rights granted in such Contract or License, or performance under such Contract or License, including with respect to any payments to be made or received by the Company thereunder.

     (l) Neither the Company nor any of Subsidiary (i) has asserted or threatened in writing or orally any claim against any Person, (ii) has had any Person assert or threaten in writing or orally any claim against the Company or any Subsidiary alleging any infringement, misappropriation or violation of any Intellectual Property owned by the Company or (iii) is aware of any facts or circumstances which could give rise to a such claims.

     (m) The Company has taken all commercially reasonable steps to protect the Company’s rights in confidential information and trade secrets of the Company, owned or used in connection with the conduct of the Business, or provided by any other Person to the Company subject to a duty of confidentiality. Without limiting the generality of the foregoing, the Company and its Subsidiaries have, and enforce, a policy requiring each employee, consultant and independent contractor providing services in connection with the conduct of the Business, to execute proprietary information, confidentiality and invention and copyright assignment agreements and all such current and former employees, consultants and independent contractors of the Company and its Subsidiaries, except as set forth in Schedule 2.13 of the Disclosure Schedule, have executed such an agreement and copies of all such agreements have been provided to Acquirer or made available to Acquirer for review.

     (n) No Company Intellectual Property owned by the Company, or any product, technology or service of the Business, or to the Company’s Knowledge, any other Company Intellectual Property, is subject to any Order, Action or Proceeding or “march in” rights that restricts, or that is reasonably expected to restrict in any manner, the use, transfer or licensing of any Company Intellectual Property by the Company or that may affect the validity, use or enforceability of such Company Intellectual Property.

     (o) Except as set forth in Schedule 2.13 of the Disclosure Schedule, no (i) product, technology, service or publication of the Business, (ii) material published or, to the Company’s Knowledge, distributed by the Company in connection with the conduct of the Business, or (iii) conduct or statement of Company with respect to the conduct of the Business constitutes obscene material, a defamatory statement or material, false advertising or otherwise violates any Law.

     (p) Neither this Agreement nor any transactions contemplated by this Agreement will result in the granting any rights or licenses with respect to the Intellectual Property of Acquirer or the Company after the Closing Date, to any Person pursuant to any Contract to which the Company is a party or by which any of the Assets and Properties owned or used in connection with the conduct of the Business are bound. Neither this Agreement nor any transaction contemplated by this Agreement will result in the loss of any ownership or License rights of Acquirer from and after the Closing Date in any of the Company Intellectual Property or require or obligate Acquirer after the Closing Date (i) to grant to any third party any rights or licenses with respect to any Company Intellectual Property; or (ii) to pay any royalties or other amounts. Neither this Agreement nor any transaction contemplated by this Agreement will give to any third party the right to terminate, in whole or in part, any Contracts or Licenses to which the Company is a party with respect to any Intellectual Property owned or used in connection with the conduct of the Business, except for the Contracts or Licenses set forth in Schedule 2.13 of the Disclosure Schedule.

     (q) Schedule 2.13 of the Disclosure Schedule sets forth a list of (i) all software which the Company has licensed from any third party which is used by the Company in the products of the Business, in providing services or otherwise in the Business (other than standard off-the-shelf, shrink-wrap software that is commercially available on reasonable terms to any Person for a license fee of no more than $15,000 dollars) and (ii) a list of all “freeware,” “shareware” and “open source” code incorporated into any product of the Business. The Company has all rights necessary to the use of such software, “freeware,” “shareware” and “open source” code.

     (r) Schedule 2.13 of the Disclosure Schedule identifies each Contract applicable to the conduct of the Business pursuant to which the Company has deposited with an escrow agent or any other Person, any of its RTL code or computer software and code, in a form other than object code form, including related programmer comments and annotations, which may be printed out or displayed in readily human readable form (“Source Code”). The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in a release of any Source Code owned by the Company or any of its Subsidiaries applicable to the conduct of the Business or the grant of incremental rights to a Person with regard to such Source Code. Neither the Company nor any Subsidiary has taken any action that will, or would reasonably be expected to, result in the disclosure or delivery of any Source Code applicable to the conduct of the Business owned by the Company or any of its Subsidiaries under any Contract. To the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company, any of its Subsidiaries or any Person acting on their behalf to any Person of any Source Code applicable to the conduct of the Business owned by the Company or any of its Subsidiaries under any Contract, and no such Source Code has been disclosed, delivered or licensed to a third party.

     (s) The Company has and follows a written policy for tracking material bugs, errors and defects of which it becomes aware, in the conduct of the Business and maintains and keeps current a computerized database for such purpose. That written policy is adequate to properly protect the Business against viruses, so-called “hackers” and “crackers,” denial-of-service attacks, and other threats to the integrity, availability, or confidentiality thereof, and the Company’s actual practices have consistently conformed to its written policy. The Company has not concealed or intentionally withheld from Acquirer any documentation relating to the testing of products or services of the Business, or any plans and specifications for products or services currently under development by the Company for use in connection with the conduct of the Business. The Company has implemented any and all material security patches or material security upgrades that to the Knowledge of the Company are generally available for the Business. The term “material security patches or material security upgrades” means, for purposes of the foregoing sentence, security patches and security upgrades the implementation of which other companies developing, marketing and/or using similar software would reasonably consider prudent.

     (t) The Company has established and strictly follows (and has made available to Acquirer a copy of) a written policy adequate to properly: (i) protect the privacy of end users (and any personally identifiable information pertaining thereto) of the products and services of the Business; (ii) promptly respond to allegations by third parties of defamatory or otherwise illegal or improper acts with respect to communications, postings or other activities attributable to such end users; (iii) promptly respond to allegations of infringement or misappropriation of a third party’s Intellectual Property attributable to such end users; and

(iv) cooperate with any governmental investigation or directive, including requests for identification of and access to end user information. The Company’s policy and practices with respect to the foregoing are: (A) in full compliance with any applicable Law or regulation of any governmental authority in any jurisdiction; and (B) substantially consistent with the best practices currently observed within the industry. The execution, delivery, and performance of this Agreement, and Acquirer’s possession or use of any data or information of the Company, will not result in any material violation of any privacy policy of the Company or any law pertaining to privacy, user data, or personal data.

2.10 Contracts.

     (a) Schedule 2.12 of the Disclosure Schedule (with paragraph references corresponding to those set forth below) contains a true and complete list of each of the following Contracts or other arrangements applicable to the conduct of the Business (true and complete copies of which or, if none, reasonably complete and accurate written descriptions thereof, together with all amendments and supplements thereto and all waivers of any terms thereof, have been provided to Acquirer prior to the execution of this Agreement), to which the Company or a Subsidiary is a party or by which any of the Assets and Properties owned or used in connection with the conduct of the Business is bound:

      (i) (A) all Contracts (excluding Plans) providing for a commitment of employment or consultant services for a specified or unspecified term, the name, position and rate of compensation of each Person party to such a Contract and the expiration date of each such Contract; and (B) any written or unwritten representations, commitments, promises, communications or courses of conduct involving an obligation of the Company or a Subsidiary to make payments (with or without notice, passage of time or both) to any Person in connection with, or as a consequence of, the transactions contemplated hereby or to any employee who is disclosed in Section 2.22 of the Disclosure Schedule, other than with respect to salary or incentive compensation payments in the ordinary course of business consistent with past practice;

     (ii) all partnership, joint venture, shareholders’ or other similar Contracts;

     (iii) except as set forth on Schedule 2.11 to the Disclosure Schedule, all Contracts relating to Indebtedness in an amount of $15,000 dollars or more;

     (iv) except as set forth on Schedule 2.11 to the Disclosure Schedule, any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

     (v) all Contracts entered into outside the ordinary course of business (A) with independent contractors, distributors, dealers, manufacturers’ representatives, sales agencies or franchisees, (B) with aggregators, manufacturers and equipment vendors, and (C) with respect to the sale of services, products or both, to customers;

     (vi) all guarantees of any Indebtedness or other obligations to any Person, including, but not limited to, any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, Liabilities or Indebtedness of any other Person;

     (vii) all Contracts between or among the Company or a Subsidiary, on the one hand, and any current or former officer, director, shareholder, Affiliate or Associate of the Company or any Associate of any such officer, director, shareholder or Affiliate, on the other hand, other than Contracts disclosed pursuant to Section 2.12 of the Disclosure Schedule;

     (viii) except as set forth on Schedule 2.23 to the Disclosure Schedule, all collective bargaining or similar labor contracts;

     (ix) all Contracts that, after giving effect to the assignment of the Contracts to Acquirer, would (A) limit or contain restrictions on the ability of Acquirer to declare or pay dividends on, to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, to incur Indebtedness, to incur or suffer to exist any Lien, to purchase or sell any Assets and Properties, to change the lines of business in which it participates or engages, (B) require the Acquirer to maintain specified financial ratios or levels of net worth or other indicia of financial condition or (C) require the Acquirer to maintain insurance in certain amounts or with certain coverages;

     (x) all Contracts that provide for continuing research and development and/or design or other services after the Closing Date;

     (xi) any Contract that expires or may be renewed at the option of any Person other than the Company or a Subsidiary, so as to expire more than one (1) year after the date of this Agreement;

     (xii) any Contract that is not terminable by the Company or a Subsidiary upon thirty (30) days (or less) notice by the Company or such Subsidiary without penalty or obligation to make payments based on such termination and which (i) requires payments by the Company or a Subsidiary in excess of $15,000 dollars (either alone or pursuant to a series of related contracts) or (ii) requires the provision of services to any Person after the Closing;

     (xiii) any Contract containing any covenant (A) limiting in any material respect the right of the Company or a Subsidiary to engage or compete in any line of business, to make use of any material Intellectual Property owned by the Company or a Subsidiary or to compete with any Person, (B) granting any exclusive distribution rights, (C) providing “most favored nations” terms for Company products or services, or (D) which otherwise adversely affects or would reasonably be expected to adversely affect the right of the Company or any Subsidiary to sell, distribute or manufacture any Company products or services or material Intellectual Property owned by the Company or a Subsidiary or to purchase or otherwise obtain any material software, components, parts or subassemblies;

          (xiv) all powers of attorney and comparable delegations of authority; and

          (xv) all other Contracts not otherwise required to be disclosed above in Section 2.12 of the Disclosure Schedule which are material to the Business.

     (b) Each Contract required to be disclosed in Section 2.12 of the Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms, and to the Knowledge of the Company, each other party thereto.

     (c) Except as set forth in Section 2.12 of the Disclosure Schedule, with respect to each Contract required to be disclosed in Section 2.12 of the Disclosure Schedule:

          (i) neither the Company nor its Subsidiaries have violated or breached, or committed any default under, any such Contract to which it is a party, and, to the best of the Knowledge of the Company, no other Person has violated or breached, or committed any default under, any such Contract;

          (ii) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any such Contract, (B) give any Person the right to declare a default or exercise any remedy under any such Contract, (C) give any Person the right to accelerate the maturity or performance of any such Contract, or (D) give any Person the right to cancel, terminate or modify any such Contract;

          (iii) to the Knowledge of the Company, each Person against which the Company had, has or may acquire any rights under any such Contract is solvent and is able to satisfy all of such Person’s current and future monetary obligations and other obligations and Liabilities thereunder.

          (iv) since January 31, 2008, neither the Company nor its Subsidiaries have received any notice or other communication regarding any actual or possible violation or breach of, or default under, any such Contract; and

          (v) neither the Company nor its Subsidiaries have waived any of its material rights under any such Contract.

     (d) Except as set forth in Schedule 2.11 of the Disclosure Schedule, the Company has never guaranteed or otherwise agreed to cause, insure or become liable for, nor pledged any of the Purchased Assets to secure, the performance or payment of any obligation or other Liability of, any other Person.

     (e) No Person is renegotiating, or has a right pursuant to the terms of any Contract applicable to the conduct of the Business to renegotiate, any amount paid or payable under any such Contract or any other term or provision of any such Contract.

     (f) The Company has no Knowledge of any basis upon which any party to any Contract applicable to the conduct of the Business may object to (i) the assignment to Acquirer of any right under such Contract, or (ii) the delegation to or performance by Acquirer of any obligation under such Contract.

     (g) Except as set forth on Schedule 2.12 to the Disclosure Schedule, the Contracts identified in Schedule 2.12 of the Disclosure Schedule collectively constitute all of the Contracts necessary to enable the Company to conduct the Business in the manner in which it is currently being conducted.

2.11 Employees.

     (a) The Company has provided the Acquirer all information requested (which information is complete and accurate in all material respects) on all employees, contractors and consultants of the Company and the Subsidiaries providing services in connection with the conduct of the Business as of the date hereof as set forth in Schedule 2.22 of the Disclosure Schedule, including information with respect to their titles or positions, dates of hire, regular work location and current compensation (including stock option or equity grants), current salary and benefits, age, notice period, and information on all employment contracts or other agreements between the Company or a Subsidiary and any employee or any other contractor, consultant or person relating to the performance of services. The completion of the transactions contemplated by this Agreement will not result in any payment or increased payment becoming due to any current or former employee of, or consultant to, the Company or a Subsidiary providing services in connection with the conduct of the Business.

     (b) There are no outstanding offers of employment or engagement made to any person by the Company or a Subsidiary relating to the Business and there is no one who has accepted an offer of employment or engagement made by the Company or a Subsidiary relating to the Business who has not yet taken up that employment or engagement.

     (c) Except as set forth in Section 2.22 of the Disclosure Schedule, no employee, contractor or consultant of the Company or a Subsidiary providing services in connection with the conduct of the Business:

          (i) has given or received notice terminating his or her employment or engagement or altering its terms, and no such person will be entitled as a result of the entering into of this Agreement and the sale of the Assets and Properties of the Business to Acquirer to give notice of termination or to claim for any payment or benefit or to treat himself as being released from any obligation and no such person is planning to terminate his or her employment as of or shortly after the Closing; or

          (ii) is currently on sick leave which (as of the date of this Agreement) has been for more than 14 consecutive days; or

(iii) is currently on sabbatical or parental leave.

     (d) Except as set forth on Schedule 2.22 to the Disclosure Schedule, since January 31, 2008 (i) no change has been made in the rate or basis of remuneration, fee or other benefits provided for or paid to any employee, consultant or contractor of the Company or a Subsidiary providing services in connection with the conduct of the Business, and (ii) no change has been made in any other terms of employment or engagement of any such employee, consultant or contractor other than in the ordinary course of business and which is reflected in Schedule 2.22 of the Disclosure Schedule.

     (e) Except as set forth on Schedule 2.22 to the Disclosure Schedule, neither the Company nor its Subsidiaries has entered into any agreement or given any assurance (whether legally binding or not) regarding any future variation in any contract of employment or other agreement in respect of any of their employees, consultants or contractors providing services in connection with the conduct of the Business or any agreement imposing an obligation on the Company or a Subsidiary to increase the basis and/or rates of remuneration or payment and/or the provision of other benefits to or on behalf of its employees, consultants or contractors at any future date.

     (f) The Company is not aware of any facts or matters affecting any employee of the Company providing services in connection with the conduct of the Business which might reasonably be considered grounds for dismissing such employee or warning such employee that the continuation of any conduct or behavior may lead to dismissal.

     (g) No grievance or complaint of sex, race or disability discrimination, whether formal or informal, is pending in an administrative or litigation proceeding nor has been raised by any employee or consultant or former employee or consultant of the Company providing services in connection with the conduct of the Business in the twelve months prior to Closing.

     (h) Except as set forth on Schedule 2.21 of the Disclosure Schedule, neither the Company nor its Subsidiaries has made any loans to or entered into any credit transaction with any employee which has not been reflected in the Business Financials.

     (i) Except as set forth on Schedule 2.23 to the Disclosure Schedule, there are no controversies or labor or trade disputes or union organization activities pending or, to the Knowledge of the Company, threatened between the Company or a Subsidiary and any of its respective employees providing services in connection with the conduct of the Business nor are there facts known to the Company or its Subsidiaries which might indicate that there may be any such dispute or activities.

     (j) No collective agreements relating to the Business are binding on the Company or its Subsidiaries as of the Closing Date. As of the date hereof, none of the Company’s or the Subsidiaries’ employees providing services in connection with the conduct of the Business are employed by any other employer. Each of the Company’s employees providing services in connection with the conduct of the Business has a permanent right to reside and work in the jurisdiction in which they are employed.

     (k) Neither the Company nor its Subsidiaries have any consultants, and has not at any time had any consultant, providing services in connection with the conduct of the Business, which under labor laws or tax laws would be deemed as an employee.

     (l) Except as set forth on Schedule 2.20 to the Disclosure Schedule, there is no pending or threatened (i) claim by, or outstanding settlement with, any current or former Company or Subsidiary employee against the Company who have provided, or are providing, services in connection with the Business, (ii) labor or union litigation in relation to former employees or officers, or (iii) strike.

     (m) All accrued costs or pensions, holidays, overtime and bonuses accrued up to the respective Business Financials date are set out in the respective Business Financials.

2.12 Compliance, Licenses and Consents.

     (a) Except as set out in Schedule 2.16 of the Disclosure Schedule, the Company and its Subsidiaries have maintained and are in compliance in all material respects with the terms of all public approvals, permissions, authorizations and/or licenses required to be obtained by it in connection with the conduct of the Business, and none of such approvals, permissions, authorizations and/or licenses has been obtained on terms which have not been performed.

     (b) No material license, consent, permission, authorization or approval currently held by the Company or a Subsidiary and necessary for the carrying on of the Business as carried on as of the Closing will not be renewed in whole or in part nor has the Company or any Subsidiary received any notice that any material license, consent, permission, authorization or approval is likely to be revoked, suspended or cancelled.

     (c) Except as set out in Schedule 2.17 of the Disclosure Schedule, the Company and the Subsidiaries have conducted the Business in compliance in all material respects with all applicable laws, including, but not limited to, laws relating to the environment and no claim has been made by any public authority that the Company or a Subsidiary is non-compliance and there exists no ground for any such claim. Neither the Company nor its Subsidiaries, in connection with the conduct of the Business, (i) has committed nor is it liable for, and no claim has been made that it has committed or is liable for, any criminal or illegal act, or (ii) received notice that it is in breach of any obligation or duty whether imposed by or pursuant to statute.

     (d) Except as set out in Schedule 2.16 of the Disclosure Schedule, neither the Company nor its Subsidiaries is, in connection with the conduct of the Business, the subject of any public prohibition or injunction, and, to the Knowledge of the Company, no such prohibition or injunction is imminent and no proceedings in respect thereof have been commenced. Neither the Company nor its Subsidiaries has received notification that any investigation or inquiry is being, or has been, conducted by, or received any request for information from any governmental, regulatory or other authority, department, board, body or agency in respect of its conduct of the Business.

     (e) The execution, delivery and performance of this Agreement and the transactions contemplated hereby does not and will not require the Company or a Subsidiary to obtain any consent, approval or action of, or make any filings with or give notice to any customer, supplier or landlord, except as provided in Schedule 2.19 of the Disclosure Schedule.

     2.13 Substantial Customers and Service Suppliers. Schedule 2.2 of the Disclosure Schedule lists the largest customers and current prospects of the Company (“Significant Customers”) in connection with the conduct of the Business, Schedule 2.4 of the Disclosure Schedule lists the largest suppliers of the Company (“Significant Suppliers”) in connection with the conduct of the Business on the basis of cost of goods or services purchased for the most recent fiscal year and lists such costs of goods or services purchased. Except as disclosed in Schedule 2.4 of the Disclosure Schedule, no such customer or supplier has ceased or materially reduced its purchases from or sales or provision of services to the Company since January 31, 2008 or, to the Knowledge of the Company, has threatened to cease or materially reduce such purchases or sales or provision of services after the date hereof. Except as disclosed in Schedule 2.4of the Disclosure Schedule, to the Knowledge of the Company, no such customer or supplier is threatened with bankruptcy or insolvency. Except as set forth in Schedule 2.4 of the Disclosure Schedule, since January 31, 2008, to the Company’s Knowledge (a) no Significant Customer or Significant Supplier has given notice or otherwise indicated to the Company that (i) it will or intends to terminate or not renew its Contract with the Company before the scheduled expiration date or (ii) it will otherwise terminate its relationship with the Company; and (b) no Significant Customer or Significant Supplier has made a material complaint to the Company in connection with the provision of the Company’s products or services. To the Company’s Knowledge, there are no facts or circumstances, including the consummation of the transactions pursuant to this Agreement, that will adversely affect such relationships.

     2.14 Accounts Receivable. Except as set forth in Schedule 2.8 of the Disclosure Schedule, the accounts and notes receivable of the Company relating to the Business reflected on the Business Financials, and all accounts and notes receivable relating to the Business arising subsequent to January 31, 2008, (a) arose from bona fide sales transactions in the ordinary course of business, consistent with past practice, and are payable on ordinary trade terms, (b) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their respective terms, (c) are not subject to any valid set-off or counterclaim and (d) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement.

     2.15 Accounts Payable. Except as set forth in Schedule 2.5 of the Disclosure Schedule, the accounts payable of the Company relating to the Business reflected on the Business Financials, and all accounts payable relating to the Business arising subsequent to January 31, 2008, arose in the normal and ordinary course of the business of the Company and such accounts payable are not past due and there are no collection actions currently pending with respect to such accounts payable.

2.16 Warranty Obligations.

     (a) Schedule 2.24 of the Disclosure Schedule sets forth (i) a list of all forms of written warranties, guarantees and written warranty policies of the Company in respect of any of the Company’s products and services provided in connection with the conduct of the Business, which are currently in effect (the “Warranty Obligations”), and the duration of each such Warranty Obligation and (ii) each of the Warranty Obligations which is subject to any dispute or, to the Knowledge of the Company, threatened dispute. True and correct copies of the Warranty Obligations have been delivered to Acquirer prior to the execution of this Agreement.

     (b) Except as disclosed in Section 2.24 of the Disclosure Schedule, (i) there have not been any material deviations from the Warranty Obligations, and no salesperson, employee or agent of the Company is authorized to undertake obligations to any customer or other Person in excess of such Warranty Obligations and (ii) the balance sheet included in the Business Financials reflects adequate reserves for Warranty Obligations. All products manufactured, designed, licensed, leased, rented or sold by the Company in connection with the conduct of the Business (A) are and were free from material defects in construction and design and (B) satisfy any and all Contract or other specifications related thereto to the extent stated in writing in such Contracts or specifications, in each case, in all material respects.

     2.17 Performance of Services. To the knowledge of the Company, all services that have been performed on behalf of the Company in connection with the conduct of the Business were performed properly and in full conformity with the terms and requirements of all applicable warranties and other Contracts and with all applicable Laws. To the Knowledge of the Company, Acquirer will not incur or otherwise become subject to any Liability arising directly or indirectly from any services performed by the Company. There is no claim pending or being threatened against the Company relating to any services performed thereby in connection with the conduct of the Business, and, to the Knowledge the Company, there is no basis for the assertion of any such claim.

     2.18 Approvals.

     (a) Schedule 2.15 of the Disclosure Schedule contains a list of all material Approvals of Governmental or Regulatory Authorities relating to the Business which are required to be given to or obtained by the Company or a Subsidiary from any and all Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (other than the required officers’ certificates, and such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under state or federal securities laws).

     (b) Section 2.15 of the Disclosure Schedule contains a list of all material Approvals which are required to be given to or obtained by the Company from any and all third parties other than Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

     (c) All material Approvals from Governmental or Regulatory Authorities necessary to conduct the Business as it is currently being conducted are set forth in Schedule 2.15 of the Disclosure Schedule. Except as set forth in Schedule 2.15 of the Disclosure Schedule, the Company has obtained all material Approvals from Governmental or Regulatory Authorities necessary to conduct the Business in the manner as it is currently being conducted and there has been no written notice received by the Company of any material violation or material non-compliance with any such Approvals.

     2.19 Tax. The Company represents and warrants that:

     (a) All Tax Returns required to be filed by or on behalf of the Company related to the Business have been duly filed on a timely basis and such Tax Returns were, when filed, true, complete and correct. All Taxes related to the Business shown to be payable on such Tax Returns or on subsequent assessments with respect thereto, and all payments of estimated Taxes required to be made by or on behalf of the Company under provisions of provincial, federal, state, local or foreign law, have been paid in full on a timely basis, and no other Taxes are payable by the Company with respect to items or periods covered by such Tax Returns (whether or not shown on such Tax Returns). The Company has withheld and paid over all Taxes related to the Business required to have been withheld and paid over, and complied with all information reporting and backup withholding in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets related to the Business of the Company with respect to Taxes, other than liens for Taxes related to the Business not yet due and payable. The Company has not been at any time a member of an affiliated group of corporations filing consolidated, combined or unitary income or franchise tax returns other than as a member of a group of which the Company is the ultimate parent;

     (b) The amount of the Company’s liabilities for unpaid Taxes related to the Business for all periods through January 31, 2008 does not, in the aggregate, exceed the amount of the liability accruals for Taxes related to the Business reflected on the Company Financials, and the Business Financials properly accrue in accordance with GAAP all liabilities for Taxes related to the Business of the Company payable after January 31, 2008 attributable to transactions and events occurring prior to such date. No liability for Taxes related to the Business of the Company has been incurred or material amount of taxable income has been realized (or prior to and including the Closing Date will be incurred or realized) after January 31, 2008 other than in the ordinary course of business.

     (c) No audit of the Tax Returns of or including the Company by a government or taxing authority is in process, threatened or, to the Company’s Knowledge, pending (either in writing or orally, formally or informally). No deficiencies exist or have been asserted in writing with respect to Taxes related to the Business of the Company, and the Company has not received written notice that it has not filed a Return or paid Taxes related to the Business required to be filed or paid. The Company is not a party to any action or proceeding for assessment or collection of Taxes related to the Business, nor has such event been asserted or threatened in writing against the Company or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of the Company related to the Business.

     2.20 Environmental Matters. Except as set forth in Schedule 2.17 of the Disclosure Schedule:

     (a) The Company and its Subsidiaries possesses any and all Environmental Permits necessary to or required for the operation of the Business as currently conducted or as reasonably contemplated to be conducted.

     (b) The Company and its Subsidiaries in connection with the conduct of the Business are in compliance with (i) all terms, conditions and provisions of its Environmental Permits; and (ii) all Environmental Laws.

     (c) Neither the Company, its Subsidiaries, nor any predecessor thereof nor any entity previously owned thereby has, in connection with the conduct of the Business, received any written notice of alleged, actual or potential responsibility for, or any inquiry regarding, (i) any Release or threatened or suspected Release of any Hazardous Material, or (ii) any violation of Environmental Law, and there is no outstanding civil, criminal or administrative investigation, action, suit hearing or proceeding pending or threatened against the Company or a Subsidiary pursuant to any Environmental Law.

     (d) Neither the Company, its Subsidiaries, nor any predecessor thereof nor any entity previously owned thereby has, in connection with the conduct of the Business, any obligation or liability with respect to any Hazardous Material, including any Release or threatened or suspected Release of any Hazardous Material and any violation of Environmental Law, and there have been no events, facts or circumstances which could form the basis of any such obligation or liability.

2.21 Absence of Litigation.

     (a) Except as set forth on Schedule 2.20 to the Disclosure Schedule, no litigation, arbitration, administrative or criminal proceedings by or against the Company or its Subsidiaries are, in connection with the conduct of the Business, pending or, to the Company’s Knowledge, threatened against the Company or its Subsidiaries. To the Company’s Knowledge, there are no facts or circumstances which will give rise to any litigation, arbitration, administrative or criminal proceedings against the Company or its Subsidiaries in connection with the conduct of the Business.

     (b) Neither the Company nor its Subsidiaries are, in connection with the conduct of the Business, subject to any judgment, injunction or other judicial or arbitral decision or award which in any material respect restricts the Company’s present or future business.

     2.22 Export Control Laws. The Company and each of its Subsidiaries have at all times conducted their export transactions relating to the Business materially in accordance with all applicable export and re-export controls, in countries in which the Company conducts business.

     2.23 Foreign Corrupt Practices Act. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees or other Person acting on behalf of the Company or its Subsidiaries) have, in connection with the conduct of the Business, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.

     2.24 Insurance Coverage. The Company has made available to Acquirer true, correct and complete summaries of all policies of insurance of the Company and its Subsidiaries issued at the request or for the benefit of the Company in connection with the conduct of the Business. Such policies are and will be outstanding and duly in force on the Closing Date.

     2.25 Related Party Transactions. Except as set forth in this Agreement and Schedule 2.21 of the Disclosure Schedule: (a) no Related Party has any direct or indirect interest of any nature in any of the Purchased Assets; (b) since January 31, 2008, no Related Party has entered into, or has had any direct or indirect financial interest in, any Company Contract, transaction or business dealing of any nature involving the Business; (c) no Related Party is competing, or has at any time since the Company’s inception competed, directly or indirectly, with the Business; (d) no Related Party has any claim or right against the Purchased Assets; and (e) to the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Related Party against the Company relating to the conduct of the Business.

     2.26 Brokers or Finders. Except as set forth on Schedule 2.26 to the Disclosure Schedule, no person is entitled to receive from the Company any finder’s fee, brokerage or other commission in connection with this Agreement or the sale and purchase of all or part of the Assets and Properties of the Business.

     2.27 Solvency. The Company represents and warrants that:

     (a) The Company is not now insolvent, nor will the Company be rendered insolvent by any of the transactions contemplated by this Agreement.

     (b) Immediately after giving effect to the consummation of the Acquisition, (i) the

Company will be able to pay its Liabilities as they become due in the usual course of its business, (ii) the Company will not have unreasonably small capital with which to conduct its proposed business, (iii) the Company will have assets (calculated at fair market value) that exceed their Liabilities and (iv) taking into account all pending and threatened litigation, final judgments against the Company in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, the Company will be unable to satisfy any such judgments promptly in accordance with their terms as well as all other obligations of the Company. Following the Closing, the cash available to the Company, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

     2.28 No Conflict with Other Instruments. The Company represents and warrants that except as set forth on Schedule 2.19 to the Disclosure Schedule, the execution, delivery and performance of this Agreement and the transactions contemplated hereby (a) will not result in any violation of, conflict with, constitute a breach, violation or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation, forfeiture or acceleration of any obligation or loss of any benefit under, or result in the creation or encumbrance on any of the Purchased Assets pursuant to (i) any provision of the Company’s Certificate of Incorporation, as amended, or Bylaws, or (ii) any agreement, contract, understanding, note, mortgage, indenture, lease, franchise, license, permit or other instrument to which the Company is a party or by which the Purchased Assets are bound, or (b) conflict with or result in any breach or violation of or require any consent, approval or action of, or require the Company or any shareholder to make any filing with or under any statute, judgment, decree, order, rule or governmental regulation applicable to the Company or its properties or assets or any governmental or regulatory agency, except, in the case of clause (a)(ii) for any of the foregoing that would reasonably be expected not to, individually or in the aggregate, have a material adverse effect on the Company or that would reasonably be expected not to result in the creation of any material lien, charge or encumbrance upon any assets of the Company or that would not prevent, materially delay or materially burden the transactions contemplated by this Agreement. As used in this Agreement, including but not limited to in Section 7.3, any reference to any event, change or effect being “material” or “materially adverse” or having a “material adverse effect” on or with respect to an entity (or group of entities, taken as a whole) means such event, change or effect is material or materially adverse, as the case may be, to the business, condition (financial or otherwise), properties, assets, liabilities, or results of operations of such entity (or, if with respect thereto, of such group of entities taken as a whole), but excluding such changes in general economic conditions, changes affecting the industry of the Business generally, or changes due to the announcement or consummation of the transactions contemplated herein.

     2.29 No Solicitation. The Company represents and warrants that since January 31, 2008, the Company has not taken nor has the Company permitted any of the Company’s officers, directors, employees, shareholders, attorneys, accountants, investment advisors, agents, representatives, Affiliates or Associates (collectively, “Representatives”) to (directly or indirectly), take any of the actions prohibited from being taken on or after the date of this Agreement by Section 4.2 with any Person other than Acquirer and its designees.

     2.30 Disclosure. No representation or warranty made by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or in any certificate, list or other writing furnished to Acquirer pursuant to any provision of this Agreement (including the Business Financials and the notes thereto) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading. The Company has provided Acquirer with all of the Contracts and Licenses heretofore requested on behalf of Acquirer in writing, and all other material information concerning the Company in the possession, custody or control of the Company.

ARTICLE 3 ARTICLE III. REPRESENTATIONS AND WARRANTIES OF ACQUIRER

Acquirer represents and warrants to the Company and Marc Santos and David Holmes as follows:

3.1	Organization. Acquirer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to own and lease its properties, to carry on its business as presently conducted and as proposed to be conducted and to carry out the transactions contemplated by this Agreement. Acquirer is duly qualified as a corporation and is in good standing in all such jurisdictions in which the conduct of its business. Schedule 3.1 contains complete and accurate copy of the certificate of incorporation (the “Certificate of Incorporation”) and by-laws (the “By-Laws”), each as amended to date, of Acquirer.

3.2	Capitalization. As outlined in Schedule 3.2, the entire authorized capital stock of Acquirer consists of: (a) 3,000,000,000 shares of Common Stock (par value $0.001 per share) of which after the closing, the Acquirer, shall have issued 45,000,000 shares of the Acquirer's Common Stock outstanding fully paid and non-assessable, (of which, 22,500,000 are free or shall be free trading shares). There are no other shares of capital stock that will be outstanding immediately before the Closing, in each case including the number of shares of capital stock held by, or subject to purchase pursuant to the exercise of any option, warrant or right held by, each such holder. Acquirer warrants and represents that there are no warrants, options, agreements, convertible securities or other commitments pursuant to which Acquirer is or may become obligated to issue any shares of its capital stock or other securities, other than any Qualified or Non-Qualified Stock Option Plans approved by the Directors of the Acquirer, and as well, the Convertible Promissory Note, dated Dec. 31, 2007 of $100,000 or 100,000 common shares of the Acquirer. There are no preemptive or similar rights to purchase or otherwise acquire shares of capital stock of Acquirer pursuant to any provision of law, its Certificate of otherwise, and there is no agreement, restriction or encumbrance with respect to the sale or voting of any shares of Acquirer’s capital stock (whether outstanding or issuable upon conversion or exercise of outstanding securities). The Acquirer has not violated the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any state or other jurisdiction in connection with the issuance of any securities prior to the date hereof (collectively “Applicable Securities Laws”).

3.3	Equity Investments. As outlined in Schedule 3.3, Acquirer warrants and represents that it does not currently own, directly or indirectly, any capital stock or other proprietary interest in any corporation, association, trust, partnership, limited liability company, limited liability partnership, joint venture or other entity.

3.4	Financial Statements. Attached as Schedule 3.4 is the audited balance sheet of Acquirer as of May 31, 2007 and the Financial Statements for the interim period ending January 31, 2008 . The Acquirer’s Financial Statements (a) are true and correct in all material respects, (b) are in accordance with Acquirer’s books and records, and (c) present fairly the financial position and results of operations of Acquirer as of the dates and for the periods indicated in accordance with generally accepted accounting principles (GAAP) applied on a consistent basis.

3.5	No Undisclosed Liabilities. As outlined in Schedule 3.5, Acquirer has no known liability or obligation required to be included in its financial statements, including without limitation liabilities for or in respect of Taxes (as hereinafter defined) and any interest or penalties relating thereto, except as are reflected in the Acquirer Balance Sheet.

3.6	Absence of Changes. As outlined in Schedule 3.6, Acquirer warrants and represents that since the Balance Sheet Date of May 31, 2007, and the Financial Statements for the interim period ending December 31, 2007 there has not been (a) any material adverse change in Acquirer’s financial condition, results of operations, assets, liabilities, business or prospects, (b) any material asset or property of Acquirer made subject to a lien of any kind except liens for taxes not yet due and payable, (c) any waiver of any valuable right of Acquirer, or the cancellation of any debt or claim held by Acquirer, (d) any payment of dividends on, or other distribution with respect to, or any direct or indirect redemption or acquisition of, any shares of the capital stock of Acquirer or any agreement or commitment therefore, (e) any mortgage, pledge, sale, assignment or transfer of any tangible or intangible assets of Acquirer, except in the ordinary course of director, employee, stockholder of Acquirer, or any other agreement or commitment therefore, (g) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting Acquirer’s assets, property, or business, or (h) any change in Acquirer’s accounting methods or practices.

3.7	Encumbrances. As outlined in Schedule 3.7, Acquirer warrants and represents that it has good and marketable title to all of its property and assets, real, personal or mixed, tangible or intangible, free and clear of all liens, security interests, charges and other encumbrances of any kind, except liens for taxes not yet due and payable.

3.8	Burdensome Restrictions. As outlined in Schedule 3.8, Acquirer is not obligated under any contract or agreement, or subject to any charter or other corporate restriction, which materially and adversely affects its financial condition, results of operations, assets, liabilities, business, or prospects, or could reasonably be expected to do so in the future.

3.9	Intellectual Property Rights.

(a) Acquirer warrants and represents that it does not own any Intellectual Property Rights nor does it use any Intellectual Property Rights in conducting its business.

(b) Acquirer warrants and represents that no royalties or other amounts are payable by the Corporation to any other person by reason of the ownership or use of any Intellectual Property Rights.

(c) Acquirer warrants and represents that no product or service marketed or sold or proposed to be marketed or sold by Acquirer violates or will violate any license or infringes or will infringe any Intellectual Property Rights of another.

3.10	There are no claims pending or, to Acquirer’s knowledge, threatened with respect to any Intellectual Property Rights necessary or required for the conduct of Acquirer’s business as currently conducted or as proposed to be conducted, nor does there exist any basis therefore.

3.11	Litigation. As outlined in Schedule 3.11, Acquirer warrants and represents that there is no action, suit, claim, proceeding or investigation, at law, in equity or otherwise, or by or before any governmental instrumentality or other agency, now pending or otherwise affecting Acquirer, or, to Acquirer’s knowledge, threatened against Acquirer or any affiliate of Acquirer, and, to Acquirer’s knowledge, there exists no basis therefore.

3.12     No Defaults. As outlined in Schedule 3.12, Acquirer is not in violation or breach of, or in default under, any provision of (a) its Certificate of Incorporation or ByLaws, or (b) any note, indenture, mortgage, lease, contract, purchase order or other instrument, document or agreement to which Acquirer is a party or by which it or any of its property is bound or affected or any ruling, writ, injunction, order, judgment or decree of any courts, administrative agency or other governmental body. To Acquirer’s knowledge, there exists no condition, event or act, which after notice, lapse of time, or both, may constitute a violation or breach of, or a default under any, of the foregoing.

3.13     Claims with Respect to Employment or with Respect to Securities Laws. (a) No third party may assert any valid claim against Acquirer or affiliate with respect to continued employment by or association with Acquirer. (b) No third party may assert any valid claim against Acquirer or affiliate with respect to a violation of Applicable Securities Laws. See Schedule 3.11.

3.14     Taxes. As outlined in Schedule 3.13, Acquirer has (a) timely filed all returns and reports required to be filed by it with respect to all Taxes, (b) paid all Taxes shown to have become due pursuant to such returns and reports, and (c) paid all other Taxes due, including without limitation Taxes for which a notice of or assessment or demand for payment has been received. All Taxes for periods ended after the Acquirer Balance Sheet Date through the date hereof have been paid or are adequately reserved against on the books of Acquirer. Acquirer has timely filed all information returns or reports which are required to be filed and has accurately reported all information required to be reflected on such returns or reports. There are no proposed assessments of Tax against Acquirer or proposed adjustments to any tax returns or reports filed pending against Acquirer.

3.15     Consultants. As outlined in Schedule 3.14, Acquirer has not registered any shares of its stock on Form S-8 that were issued to third parties in payment of finders, brokers or other similar fees.

3.16     Material Agreements. As outlined in Schedule 3.19, Acquirer warrants and represents that it is not a party to any written or oral (a) contract with any labor union; (b) contract for the future purchase of fixed assets or for the future purchase of materials, supplies or equipment in excess of normal operating requirements; (c) contract for the employment of any officer, employee or other person or any contract with any person on a consulting basis; (d) bonus, pension, profit-sharing, retirement, stock purchase, stock option, hospitalization, medical insurance or similar plan, contract or understanding in effect with respect to employees or any borrowing of money or to the mortgaging, pledging or otherwise placing a lien on any assets of Acquirer; (f) guaranty of any obligation for borrowed money or otherwise; (g) lease or agreement under which Acquirer is lessee of or holds or operates any property, real or personal, owned by any other party; (h) lease or agreement under which Acquirer is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by Acquirer; (i) license or lease agreement with respect to any Intellectual Property Rights; (j) agreement or other commitment for capital expenditures in excess of $5,000; (k) contract, agreement or commitment under which Acquirer is obligated to pay any broker’s fees, finder’s fees or any such similar fees, to any third party; or (l) any other contract, agreement, arrangement or understanding which is material to Acquirer’s business or which is material to a prudent investor’s understanding of Acquirer’s business. Acquirer warrants and represents that it is not engaged in any negotiations, which could lead to any such contract, agreement, arrangement, understanding or commitment.

3.17     ERISA. As outlined in Schedule 3.16, Acquirer warrants and represents that neither Acquirer nor any entity required to be aggregated with Acquirer under Sections 414 (b), (c), (m) or (n) of the Internal Revenue Code of 1986, as amended (the “Code”), sponsors, maintains or has any obligation to contribute to, has any liability under, or is otherwise a party to, any Benefit Plan. For purposes of this Agreement, “Benefit Plan” shall mean any plan, fund, program, policy, arrangement or contract, whether formal or informal, which is in the nature of (i) an employee pension benefit plan (as defined in Section (2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) or (ii) an employee welfare benefit plan (as defined in Section 3(1) of ERISA).

3.18     Environmental Matters. As outlined in Schedule 3.17, The Acquirer has not caused or allowed, or contracted with any party for, the generation, use, transportation, treatments, storage or disposal of any Hazardous Substances (as defined below) in connection with the operation of its business or otherwise.

Acquirer, the operation of its business, and any real property that Acquirer owns, leases or otherwise occupies or uses (the “Premises”) are in compliance with all applicable Environmental Laws (as defined below) and orders or directives of any governmental authorities having jurisdiction under such Environmental Laws, including, without limitation, any Environmental Laws or orders or directives with respect to any cleanup or remediation of any release or threat of release of Hazardous Substances. The Acquirer has not received any citation, directive, letter or other communication, written or oral, or any notice of any proceeding, claim or lawsuit, from any person arising out of the ownership or occupation of the Premises, or the conduct of its operations, and the Acquirer is not aware of any basis therefore. Acquirer has obtained and is maintaining in full force and effect all necessary permits, licenses and approvals required by all Environmental Laws applicable to the Premises and the business operations conducted thereon (including operations conducted by tenants on the Premises), and is in compliance with all such permits, licenses and approvals. The Acquirer has not caused or allowed a release, or a threat of release, of any Hazardous Substance onto, at or near the Premises, and, to Acquirer’s knowledge, neither the Premises nor any property at or near the Premises has ever been subject to a release, or a threat of release, of any Hazardous Substance. For the purposes of this Agreement, the term “Environmental Laws” shall mean any federal, state or local law or ordinance or regulation pertaining to the protection of human health or the environment, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Sections 9601, et seq., the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. Sections 11001, et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq. For purposes of this Agreement, the term “Hazardous Substances” shall mean (i) any flammable substances, explosives, radioactive materials, hazardous materials, hazardous wastes, toxic substances, pollutants, contaminants or any related materials or substances specified in any applicable Environmental Laws (including any “hazardous substance” as defined in the Comprehensive Environmental Response Compensation Liability Act, 42 U.S.C. 6901 et seq.), and (ii) asbestos, polychlorinated biphenyls, radon, petroleum products and urea formaldehyde.

3.19     Federal Reserve Regulations. As outlined in Schedule 3.18, Acquirer is not engaged in the business of extending credit for the purpose of purchasing or carrying margin securities (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System).

3.20     Compliance. As outlined in Schedule 3.19, Acquirer has complied with all federal, state, local and foreign laws applicable to its business and the issuance of its capital stock. Acquirer has all federal, state, local and foreign governmental licenses, registrations and permits material to or necessary for the conduct of its business, such licenses, registrations and permits are in full force and effect, and there have been no violations of any such licenses, registrations or permits. No proceeding is pending or, to Acquirer’s knowledge, threatened, to revoke or limit any thereof.

3.21     Insurance. As outlined in Schedule 3.20, Acquirer does not own any insurance policies, nor is it the insured or beneficiary of any policy covering any of its property.

3.22     Authorization of Related Documents. The execution, delivery and performance by Acquirer of (a) this Agreement and (b) each of the Related Agreements has been duly authorized by Acquirer. This Agreement, and each Related Agreement when executed and delivered by Acquirer, constitutes or will constitute, as the case may be, the valid and binding obligation of Acquirer, enforceable in accordance with its terms, subject to Limits on Enforceability. The execution, delivery and hereof and thereof by Acquirer do not and will not, with or without the passage of time or the giving of notice or both, violate, conflict with, or result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Acquirer under, the Certificate of Incorporation or By-Laws, any Material Agreement, or any provision of law, statute, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body.

3.23     Authorization of the acquirer Stock. The issuance, sale and delivery hereunder by Acquirer of the Acquirer Stock has been duly authorized by all requisite corporate action of Acquirer, and when so issued, sold and delivered by the Solicitor for the Company as set out in Section 1.3(ii)(b), the Acquirer Stock will be validly issued and outstanding, fully paid and non-assessable, and not subject to preemptive or any other similar rights of the stockholders of Acquirer or others.

3.24     Related Transactions. As outlined in Schedule 3.21, Acquirer warrants and represents that no director, officer, or employee of Acquirer nor any “associate” (as defined in the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of any such person is indebted to Acquirer, nor is Acquirer indebted (or committed to make loans or extend or guarantee credit) to any such person, nor is any such person a party to any transaction (other than as an employee or consultant) with Acquirer providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring cash payments to, any such person.

3.25     No Governmental Consent or Approval Required. As outlined in Schedule 3.22, no authorization, consent, approval or other order of, declaration to, or filing with, any governmental agency or body is required to be made or obtained by Acquirer for or in connection with the valid and lawful authorization, issuance, sale and delivery of the Acquirer Stock, except filings which may be required under applicable securities laws which are not required to be made until after the Closing and which shall be made on a timely basis.

3.26     Registration Rights. No person has any right to cause Acquirer to effect the registration under the Securities Act of any shares of Common Stock or any other securities of Acquirer.

ARTICLE IV. CERTAIN RIGHTS AND OBLIGATIONS

OF THE PARTIES PRIOR TO CLOSING

4.0	From and after the date hereof and pending the Closing, unless the other party shall otherwise consent or agree in writing, Company, and Acquirer, Marc Santos and David Holmes covenant, acknowledge and agree that:

4.1	Ordinary Course. The businesses of Company and any of its subsidiaries and Acquirer shall be conducted only in the ordinary course and consistent with past practice, including without limitation billing, shipping and collection practices, inventory transactions and payment of accounts payable.

4.2	Preservation of Business. The parties shall use all reasonable efforts to preserve their respective business organization’s intact, to keep available the services of their present officers and employees, and to preserve the good will of their respective suppliers, customers and others having business relations with the Company and any of its subsidiaries and Acquirer, as the case may be.

4.3	Material Transactions. Except as contemplated by this Agreement, Acquirer shall not, and Company and its subsidiaries shall not: (i) amend their articles of incorporation or bylaws; (ii) change their authorized or issued stock or issue any options, warrants or other rights to acquire shares of its stock; (iii) enter into any contract or commitment the performance of which may extend beyond the Closing, except those made in the ordinary course of business the terms of which are consistent with the past practice and reasonable in light of current conditions; (iv) enter into any employment or consulting contract or arrangement with any person which is not terminable at will, without penalty or continuing obligation; (v) incur, create, assume or suffer to exist any Lien, tenancy or other matter affecting title to any of its assets, except Permitted Liens; (vi) make any agreement or settlement with any taxing authority; (vii) loan or advance funds to, or make an investment in or capital contribution to, any person or entity; (viii) sell, transfer or otherwise dispose of any of their respective assets, except for sales of inventory in the ordinary course of business; (ix) merge or consolidate with or into any other entity, or negotiate or enter into any agreement with any person or entity to do any of the foregoing; (x) take any action or omit to take any action which will result in a violation of any material Law or cause a breach of any material agreements, contracts or commitments; or (xi) incur any other obligation or liability, absolute or contingent, except in the ordinary course of business and consistent with past practice.

4.4	Sale of Stock to Others. Company shall not sell, transfer or otherwise dispose of any of the Company or Subsidiaries’ Stock in any manner, nor shall Company negotiate or enter into any agreement, with any person or entity to do any of the foregoing.

4.5	Insurance. Acquirer and Company and its subsidiaries shall maintain in full force and effect all policies of insurance, subject only (i) to variations required by the ordinary operations of its business, or else will obtain, prior to the lapse of any such policy, substantially similar coverage with insurers of recognized standing and approved by the other party hereto.

4.6	Satisfaction of Closing Conditions. Acquirer, Company, Marc Santos and David Holmes shall each use their best efforts to cause all of the conditions for which they are responsible under Article V of this Agreement to be satisfied on or prior to the Closing Date, and (b) promptly notify the other of any event or fact which represents or is likely to cause a breach of any of its representations, warranties, covenants or agreements hereunder. Acquirer shall promptly advise Company, Marc Santos and David Holmes in writing of the occurrence of any condition or development prior to the closing (exclusive of general economic factors affecting business in general) of a nature that is or may be materially adverse to the businesses, operations, assets, prospects or conditions (financial or otherwise) of Acquirer’s business, and Marc Santos and David Holmes shall promptly advise Acquirer in writing of any such occurrence that is adverse to Company.

4.7	Access to Information and Documents: Confidentiality.

(a) Marc Santos shall cause Company to give to Acquirer and to Acquirer’s counsel, accountants and other representatives (collectively, Representatives”), full access during normal business hours to all of Company’s properties, books, contracts, commitments, records, officers, personnel and accountants, and will furnish to Acquirer all such documents and copies of documents and all such other information with respect to the affairs of Company and Acquirer may reasonably request.

(b) Acquirer shall give to Company and its Representatives, full access during normal business hours to all of Acquirer’s properties, books, tax returns, contracts, commitments, records, officers, personnel and accountants, and will furnish to Company all such documents and copies of documents and all such other information with respect to Acquirer’s affairs as Company may reasonably request.

(c) Each party agrees that it will hold in strict confidence, and cause its

Representatives to hold in strict confidence, all information obtained from the other under this Article, and will not disclose, and will cause its Representatives not to disclose, any portion of such information to any third party. In the event this Agreement is terminated pursuant to this Agreement or the transactions contemplated by this Agreement are otherwise not consummated), the parties shall immediately return, upon the other’s request, and shall cause its Representatives to immediately return, all copies of documents and other information obtained pursuant to this Agreement without retaining copies or extracts thereof.

ARTICLE V. CONDITIONS TO CLOSING: TERMINATION

5.1	Conditions Precedent to Acquirer’s Obligations. Acquirer’s obligations to proceed with the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions (any one or more of which may be waived in whole or in part by Acquirer in its discretion):

	(a)	Minimum Cash of Acquirer at or before closing. At or before the date of closing, the Acquirer shall have a minimum of

$400,000 USD cash on deposit at the Acquirer’s bank or expended or advanced as required prior to closing to meet the day to day expenses of the business operations of the Acquirer.

	(b)	Bringdown of Representations and Warranties. The representations and warranties of Company, contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date, and Acquirer shall have received a certificate to such effect by Company.

	(c)	Performance and Compliance. Company, Marc Santos and David Holmes shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by it on or before the closing Date in all material respects.

	(d)	Satisfactory Instruments. All instruments and documents required on the part of Company, Marc Santos and David Holmes to effectuate and consummate the transactions contemplated hereby shall be delivered to Acquirer and shall be in form and substance reasonably satisfactory to Acquirer.

	(e)	Consents. The Company shall have obtained and delivered to the Acquirer all shareholder, director and other consents and regulatory approvals necessary to the consummation of the transactions contemplated by this Agreement and compliance with all applicable securities, corporate and other laws and regulations.

	(f)	Litigation. No Judgment shall be in effect which restrains or prohibits the transactions contemplated hereby or which would limit or adversely affect Acquirer’s ownership or control of Company’s business or the Company Purchased Assets, and there shall not be pending or threatened, by or before any Judicial or Government Authority, any action or proceeding (i) challenging any of the transactions contemplated by this Agreement or the Related Agreements or seeking monetary relief by reason of the consummation of such transactions, (ii) by any present or former owner of any stock or equity interest in Company (whether through a derivative action or otherwise) against Company or any officer, director or shareholder of Company in his capacity as such or (iii) which might have a material adverse effect on the business, prospects or condition (financial or otherwise) of Acquirer.

	(g)	No Material Adverse Change. There shall have been no material adverse change since the Company Balance Sheet Date in Company’s or any of its Subsidiaries businesses, operations, assets, inventories, prospects or condition (financial or otherwise).

	(h)	The Acquirer acknowledges and agrees that it has reviewed the contract and the material contained herein with counsel and is satisfied to the effect that:

		(A)	Company and its Subsidiaries are corporations duly incorporated, validly existing, and in good standing under the laws of British Columbia and Canada;

		(B)	The execution and delivery by the Marc Santos and David Holmes of this Agreement, and performance by Company of its obligations, hereunder have been duly and validly authorized and approved by all necessary action of Company’s Board of Directors and unanimous approval of the shareholders entitled to vote;

		(C)	The transactions contemplated by this agreement will not conflict with, or require any action not permitted by Company governing instruments and by Company’s Articles of Incorporation or Bylaws.

		(D)	Acquirer has read Company’s representations and warranties set forth in Article II above, and is satisfied that it has no information which would cause the Acquirer to believe that such representations and warranties are not true and accurate as of the Closing.

5.2	Conditions Precedent to Company’s Obligations. This obligation of Company, Marc Santos and David Holmes to proceed with the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions (any one or more of which may be waived in whole or in part by Company):

	(a)	Bringdown of Representations and Warranties. The representations and warranties of Acquirer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on as of such date and Acquirer shall have delivered to Company a certificate to such effect.

	(b)	Performance and Compliance. Acquirer shall have performed all of the covenants and complied with all the provisions required by this Agreement to be performed or complied with by them on or before the Closing Date, and Acquirer shall have delivered to Company a certificate to such effect.

	(c)	Satisfactory Instruments. The Company and Marc Santos and David Holmes have reviewed the contract herein, all instruments and documents required on the part of Acquirer to effectuate and consummate the transactions contemplated hereby and are satisfied as to the contents thereof.

	(d)	SEC documents. The Acquirer shall deliver to the Company all documents required to be filed with the SEC in connection to the transactions set out in this Agreement and those documents shall be reviewed to the satisfaction of the Company’s counsel.

	(e)	Litigation. No judgment shall be in effect which restrains or prohibits the transactions contemplated hereby and there shall not be pending or threatened, by or before any Judicial or Government Authority, any action or proceeding challenging any of the transactions contemplated by this Agreement or the Related Agreements or seeking monetary relief by reason of the consummation of such transactions. No litigation or other proceeding shall be instituted or threatened (ii) by an present or former owner of any stock or equity interest in Acquirer (whether through a derivative action or otherwise) against Acquirer or any officer, director or shareholder of Acquirer in his capacity as such or (iii) which might have a material adverse effect on the business, prospects or condition (financial or otherwise) of Acquirer.

	(f)	Consents. The Acquirer shall have obtained and delivered to the Company all shareholder, director and other consents and regulatory approvals necessary to the consummation of the transactions contemplated by this Agreement and compliance with all applicable securities, corporate and other laws and regulations.

	(g)	No Material Adverse Chance. There shall have been no material adverse change in the businesses, operations, assets, inventories, prospects or condition (financial or otherwise) of Acquirer.

5.3	Termination.

	(a)	When Agreement May Be Terminated. This Agreement may be terminated at any time prior to Closing: (i) by mutual consent of Acquirer, Marc Santos and David Holmes and the Company; (ii) by Acquirer if there has been a misrepresentation by Company, Marc Santos and David Holmes of any material fact, a material breach by Company of any of its warranties or covenants set forth herein, or if any of the conditions specified in Section 5.1 hereof shall not have been fulfilled within the time required and shall not have been waived by Acquirer; (iii) by Company, Marc Santos and David Holmes if there has been a

Acquirer of any of its warranties or covenants set forth herein or if any of the conditions specified in Section 5.2 hereof shall not have been fulfilled within the time required and shall not have been waived by Company, Marc Santos and David Holmes.

(b) Effect of Termination. In the even of termination of this Agreement by either Company, Marc Santos and David Holmes or Acquirer as provided above, this Agreement shall forthwith terminate and there shall be no liability on the part of either Company, Marc Santos and David Holmes or Acquirer, except for the liabilities arising from a breach of this Agreement prior to such termination.

ARTICLE VI. INDEMNIFICATION

6.1	Indemnification by Acquirer. Acquirer hereby agrees to indemnify and hold harmless Company, Marc Santos and David Holmes from and against: (a) any loss, liability claim, obligation, damage or deficiency of or to Company, Marc Santos and David Holmes arising out of or resulting from (i) any misrepresentation, breach of warranty or non-fulfillment of any covenant on the part of Acquirer contained in this Agreement or in any statement or certificate furnished or to be furnished to Company, Marc Santos and David Holmes pursuant hereto or in connection with the transactions contemplated hereby, or (ii) any investigation by any Government or Judicial Authority of Acquirer or its business or affairs, to the extent such investigation arises from transactions contemplated hereby occurring prior to the Closing date; and (b) any actions, judgments, costs and expenses (including without limitation reasonable attorneys fees and all other expenses incurred in investigating, preparing or defending any litigation, proceeding or investigation, commenced or threatened) incident to any of the foregoing or the enforcement of this Section 6.1.

6.2	Indemnification by Company, Marc Santos and David Holmes. Company, Marc Santos and David Holmes hereby agree to indemnify and hold harmless Acquirer from and against: (a) any loss, liability, claim, obligation, damage or deficiency of or to Acquirer arising out of or resulting from any misrepresentation, breach of warranty or non-fulfillment of any covenant on the part of the Company, Marc Santos and David Holmes contained in this Agreement or in any statement or certificate furnished or to be furnished to Acquirer in connection with the transactions contemplated hereby; and (b) any actions, judgments, costs and expenses (including reasonable attorneys fees and all other expenses reasonably incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened) incident to any of the foregoing or the enforcement of this Section 6.2.

6.3	Representation, Cooperation and Settlement. (a) A party seeking indemnification pursuant to this Article VI (an “Indemnitee”) shall give prompt written notice to the party from whom indemnification is sought (an “Indemnitor”) of any claim asserted against such Indemnitee which might give rise to a claim by such Indemnitee against such Indemnitor based on the provisions of this Article VI, stating the nature and basis of the first-mentioned claim and the amount (or a good faith estimate) thereof.

	(b)	An Indemnitor shall have full responsibility and authority with respect to the disposition of any action, suit or proceeding brought against an Indemnitee with respect to which such Indemnitor may have liability under the indemnity agreement contained in this Article VI (an “Action”); provided that notwithstanding the foregoing, if such Indemnitor shall fail or refuse to exercise such responsibility and authority, then such Indemnitee may do so at such Indemnitor’s expense. If any Action is brought against an Indemnitee which is defended by an Indemnitor, such Indemnitee shall have the right, at its own expense, to be represented by counsel of its own choosing and with whom counsel for such Indemnitor shall confer in connection with the defense of any such Action. Each of such Indemnitee and Indemnitor shall make available to the counsel and accountants of the other all of its books and records relating to such Action, and the parties agree to render to each other such assistance as may be reasonably be requested in order to insure the proper and adequate defense of any such Action.

	(c)	The amount payable by any Indemnitor shall be determined to give effect to any tax savings accruing to the benefit of the Indemnitee as a result of the payment of any amounts in indemnification under this Article VI.

6.4	Duration of Indemnification Obligations. No claim for indemnification pursuant to this Article VI shall be made after January 31, 2009.

6.5	Settlement of Disputes. If an Indemnitor receives notice from an Indemnitee seeking indemnification or otherwise asserting a claim under this Article VI, and such Indemnitor (for purposes of this Section 6.6, the “Claiming Party”), then the Disputing Party shall provide written notice to such Claiming Party of such dispute, including a description of the basis for such dispute (the “Notice of Dispute”). Such dispute shall be settled by mutual agreement of the Claiming Party and the Disputing Party, evidenced by a writing signed by each such party, provided, however, that if no resolution or settlement shall be reached within 60 days following receipt by the Claiming Party from the Disputing Party of the Notice of Dispute, then either such party may submit the disputed matter to arbitration, in which event the parties agree as follows: Both the Claiming Party under this Article VI to arbitration, then such dispute shall be settled by arbitration in Nevada in accordance with the laws of the Nevada by three arbitrators, one to be appointed by the Claiming Party, one to be appointed by the Disputing Party, and the third to be appointed by the first two arbitrators. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators, which shall be as provided above. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

ARTICLE VII. MISCELLANEOUS.

7.1	Further Assurances; Subordination. From time to time after the Closing Date, upon Acquirer’s request, Company shall (i) make available to Acquirer any records, documents or other information relating to Company, and (ii) execute, deliver and acknowledge all such further instruments of transfer and conveyance and take all such other actions as Acquirer may reasonably require.

7.2	.Survival of representations. warranties and covenants:

7.2 Company and Marc Santos and David Holmes Representations, Warranties and Covenants. All representations, warranties, covenants and agreements made by the Marc Santos and David Holmes and the Company in this Agreement or under this Agreement shall, unless otherwise expressly stated, survive closing and any investigation at any time made by or on behalf of the Acquirer, shall continue in full force and effect for the benefit of the Acquirer.

7.22 Acquirer's Representations, Warranties and Covenants. All representations, warranties, covenants and agreements made by the Acquirer in this Agreement or under this Agreement shall, unless otherwise expressly stated, survive closing and any investigation at any time made by or on behalf of the Marc Santos and David Holmes and Company, and shall continue in full force and effect for the benefit of the Marc Santos and David Holmes and Company.

7.3	Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and received (a) upon deliver, if personally delivered, (b) on the tenth day after being deposited with the U.S. Postal Service, if sent by certified or registered mail; return receipt requested, (c) on the next day after being deposited with a reliable overnight delivery service, or (d) upon receipt of an answer back, if transmitted by telefax, postage prepaid in all cases other than telefax, addressed to the other party at the following addresses, or telefax numbers in the case of a telefax (or at such other address or telefax number as shall be given in writing by any party to the others):

If to Acquirer, to:

          #200-245 East Liberty Street Reno, Nevada, USA 89501

If to Company, Marc Santos and David Holmes and Company, to:

          #302 – 3602 Gilmore Way, Burnaby, British Columbia, Canada, V3G 4W9

7.4	Successors and Assigns. This Agreement and all rights and powers granted hereby shall bind and inure to the benefit of the parties hereto and their respective heirs, successors and assigns. Notwithstanding the foregoing, the Agreement may not be assigned by any party without the written consent of each of the other parties.

7.5	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of Nevada.

7.6	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument. This Agreement may be executed using faxed signatures, which shall treated as original signatures.

7.7	Amendment. To be effective, any amendment or waiver to this Agreement must be in writing signed by the party against whom enforcement of the same is sought.

7.8      Severability. If any portion of this Agreement shall for any reason be held by a court of competent jurisdiction to be invalid and unenforceable, the valid and enforceable provisions will continue to be given effect and bind the parties hereto.

7.9      Entire Agreement. This Agreement and the Schedules and Exhibits hereto, and the Related Agreements, each of which is hereby incorporated herein, set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understanding, inducements or conditions, express or implied, oral or written, except for the Memorandum of Understanding dated July 28 2007, entered into by Port Mercantile Capital Inc. and its nominee the Acquirer and the Company and the Principals hereto, the terms of which are incorporated by reference into this Agreement a copy of which is attached hereto as Schedule 4.1.

7.10	Company’s Agents. Company hereby appoints Marc Santos or David Holmes as its agent for the purpose of giving all communications Company may give to Acquirer.

7.11	Time. Time is of the essence to this Agreement.

7.12	SECTION HEADINGS, CONSTRUCTION. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Article” or "Section" refer to the corresponding Articles or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

ARTICLE VIII. POST CLOSING COVENANTS-BOARD COMPOSITION COMPANY

8.1      Composition of Board From and after the Effective Date, The Acquirer, the Company, David Holmes and Marc Santos covenant, acknowledge and agree that as soon as reasonably possible after the Closing Date, the Board of Directors of the Acquirer shall consist of Three (3) directors who are to be selected by David Holmes and Marc Santos and One (1) of whom is selected by the Acquirer. The Acquirer agrees to use the shareholder votes under their control and to make all other best efforts to ensure that David Holmes and Marc Santos shall be elected the Acquirer’s Board of Directors for the Three (3) fiscal years following the closing.

8.2      Risk of Loss From the date of this Agreement to closing. All assets will be and remain at the risk of the Company up to the date of closing. If any of the assets are lost, damaged or destroyed before closing, the Acquirer may, in lieu of terminating this Agreement, elect by notice in writing to the Company to complete the purchase to the extent possible without reduction of the purchase price, in which event all proceeds of any insurance or compensation in respect of such loss, damage or destruction will be payable to the Acquirer and all right and claim of the Company to any such amounts not paid by closing will be assigned to the Acquirer.

8.3.      Further Assurances The parties will execute such further and other documents and do such further and other things as may be necessary to carry out and give effect to the intent of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under their respective hands and seals and the corporate parties by their respective corporate seals and by the hands of their proper Officers authorized in that behalf as of the date first set forth above.

Attest: by:_______/s/ I. Brodie__________	SMOKERS LOZENZE INC. by:____/s/ Dudley Delapenha_ _ Dudley Delapenha, President
by:____/s/ I. Brodie ____________	CYBER MESH SYSTEMS INC. by: /s/ David Holmes David Holmes, CEO

Signed Sealed and Delivered in the Presence of : /s/ I. Brodie Witness as to the signature of David Holmes	/s/ David Holmes David Holmes
Signed Sealed and Delivered in the Presence of : /s/ I. Brodie	/s/ Marc Santos

/s/ I. Brodie	/s/ Marc Santos
Witness as to the signature of Marc Santos	Marc Santos

SCHEDULE SUMMARY

Schedule 2.1:  Organization. Certificate of Incorporation and By-Laws of the Company.

Schedule 2.2:  List of Substantial Customers and Prospects.

Schedule 2.3:  Consolidated Financial Statements of COMPANY as of Dec 31, 2007.

Schedule 2.4:  List of Substantial Suppliers of Services and Products

Schedule 2.5:  Liabilities of COMPANY.

Schedule 2.6:  Changes to COMPANY’s balance sheet.

Schedule 2.7:  Inventory of COMPANY

Schedule 2.8:  Accounts Receivable of COMPANY .

Schedule 2.9:  Real Property of COMPANY.

Schedule 2.10:  Lease obligations of COMPANY.

Schedule 2.11:  Debt Instruments of COMPANY.

Schedule 2.12:  Material Agreements of COMPANY.

Schedule 2.13:  Patents and Intellectual Property Rights of COMPANY.

Schedule 2.14:  Liens of COMPANY.

Schedule 2.15:  Permits of COMPANY.

Schedule 2.16:  Compliance with Laws, List of Notices and List of Imposed Penalties by Authorities.

Schedule 2.17:  Environmental Matters of COMPANY.

Schedule 2.18:  Obligations under Retirement and Pension Plans

Schedule 2.19:  Consents to be obtained by COMPANY.

Schedule 2.20:  Pending Litigation or Proceedings against COMPANY.

Schedule 2.21:  Transactions with Related Parties of COMPANY.

Schedule 2.22:  Compensation Arrangements, Officers and Directors COMPANY.

Schedule 2.23:  Labor Relations of COMPANY.

Schedule 2.24:  Warranty Liability of COMPANY.

Schedule 2.25:   Insurance of COMPANY .

Schedule 2.26:   Brokerage or Finder’s Fees COMPANY.

Schedule 3.1:	Organization of ACQUIRER.
Schedule 3.2:	Ownership of the ACQUIRER.
Schedule 3.3:	Equity Investments on Other Entities.
Schedule 3.4:	Financial Statements of ACQUIRER.
Schedule 3.5:	Undisclosed Liabilities of ACQUIRER.
Schedule 3.6:	Absence of Changes of ACQUIRER.
Schedule 3.7:	Encumbrances of ACQUIRER.
Schedule 3.8:	Burdensome Restrictions of ACQUIRER.
Schedule 3.9:	Intellectual Property Rights of ACQUIRER.
Schedule 3.10:	Royalty Payments by ACQUIRER.
Schedule 3.11:	Litigations against ACQUIRER.
Schedule 3.12:	No Default by ACQUIRER.
Schedule 3.13:	Taxes obligations of ACQUIRER.
Schedule 3.14:	Consultants.
Schedule 3.15:	Material Agreements of ACQUIRER.
55

Schedule 3.16:	ERISA.
Schedule 3.17:	Environmental Matters of ACQUIRER.
Schedule 3.18:	Federal Reserve Regulations.
Schedule 3.19:	Compliance of ACQUIRER.
Schedule 2.20:	Insurance of ACQUIRER.
Schedule 3.21:	Related Transactions.
Schedule 3.22:	Governmental Consent or Approval Required.

SCHEDULE 2.1

Schedule 2.1: Organization. Certificate of Incorporation and By-Laws of COMPANY and its subsidiaries

SCHEDULE 2.2

Schedule 2.2: List of Substantial Customers and Current Prospect of COMPANY

SCHEDULE 2.3

Schedule 2.3: Consolidated Financial Statements of as of Company

January 31, 2008.

SCHEDULE 2.4
Schedule 2.4:	List of Substantial Supplier of Products and Services of Company

SCHEDULE 2.5

Schedule 2.5: Liabilities and Account Payables of COMPANY

None. To the best of knowledge and belief, it has no known liability or obligation required to be included in its financial statements, including without limitation, liabilities for or in respect of Taxes and any interest or penalties relating thereto.

Further all accounts payable arose in the ordinary course of business and such accounts are not past due nor are any actions pending with respect to such account payables.

SCHEDULE 2.6
Schedule 2.6: Changes to COMPANY’s consolidated balance sheet.
None: Since January 31, 2008 (the “Company consolidated Balance Sheet Date”), the
Company and its subsidiaries have conducted their business only in the ordinary course.

SCHEDULE 2.7

Schedule 2.7:Inventory and Work of Progress and all Equipment of Company and its subsidiaries .

Company and its subsidiaries have good title to all its inventories, work in progress and all materials, equipment, prototypes, tools, supplies, furniture, fixtures, improvements and tangible assets, free and clear of all Liens. List of the inventory is as follows:

SCHEDULE 2.8

Schedule 2.8: Accounts Receivable of Company and its subsidiaries

All of the accounts receivable of Company and its subsidiaries represent amounts receivable for merchandise actually delivered or services actually provided (or, in the case of non-trade accounts or notes, represent amounts receivable in respect of other bona fide business transactions), and have arisen in the ordinary course of business. Below is the list of such Receivable as of January 31, 2008 :

NONE

SCHEDULE 2.9

Schedule 2.9: Real Property of Company and its subsidiaries

Company and its subsidiaries presently own (beneficially or of record) the real properties described herein.

NONE

SCHEDULE 2.10

Schedule 2.10: Lease obligations of Company and its subsidiaries

Company and its subsidiaries are not lessees (or the sub lessees or assignees of the lessees) under any leases for real property except as described herein:

Except a lease dated the 25th day of October 2007 the Company as Tenant for the premises municipally described as Suite 302 – 3602 Gilmore Way, Burnaby, British Columbia, Canada containing approximately 2,322 square feet for a term of 2 years commencing on December 2007 and expiring on November 30, 2009.

SCHEDULE 2.11

Schedule 2.11:Debt Instruments of Company and its subsidiaries .

Except as described below Company and its subsidiaries, are not parties to any loan agreements, notes, mortgages, deeds of trust, indentures, security agreements and other agreements, instruments and arrangements, written or oral, which evidence, secure or otherwise relate to any indebtedness of for borrowed money, other than trade payables.

NONE

SCHEDULE 2.12

Schedule 2.12: Material Agreements of Company and its subsidiaries :

To the best of its knowledge and belief, Company and its subsidiaries are not parties to or bound by any agreement, contract or commitment, oral or written, formal or informal which involve payments or receipts of more than $50,000 in any single year, or which were entered into other than in the ordinary and usual course of the business of Company and its subsidiaries, and which are not listed on any other Schedule hereto (all such agreements are collectively referred to as “Material Agreements”) except those set out herein.

Streaming Video Contract dated the ___ day of January 2008 with Tommy Europe

SCHEDULE 2.13

Schedule 2.13: Patents and Intellectual Property Right of Company and its subsidiaries .

SCHEDULE 2.14

Schedule 2.14: Liens of Company and its subsidiaries .

Company and its subsidiaries have good and marketable title (fee or leasehold) to all of its properties and assets, including the properties and assets reflected in the Consolidated Balance Sheet (except those disposed of in the ordinary course of business since the January 31, 2008 Balance Sheet Date), free and clear of any Liens

SCHEDULE 2.15

Schedule 2.15: Permits of Company and its subsidiaries

Company and its subsidiaries holds material permits, certificates, licenses, registrations, franchises, authorizations, and other approvals from all government authorities (collectively, “Permits”) required under all Laws, which are material to its business. All such Permits are described below and are in full force and effect.

Business License for the year 2008 from the City of Burnaby, British Columbia

SCHEDULE 2.16

Schedule 2.16: Compliance with Laws, List of Notices and List of Imposed Penalties by Authorities:

Company and its subsidiaries has complied and is in compliance with all material Laws, except where a failure to be in compliance would not have a material adverse effect on or its business. To the best of its knowledge, has not received any notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed, and no investigation or review is pending or threatened by any Government Authority or other entity which has had or could have a material effect on the business of with respect to any alleged violation by of any Law.

SCHEDULE 2.17

Schedule 2.17: Environmental Matters of Company and its subsidiaries :

To the best of its knowledge, Company and its subsidiaries have not received notice that: (a) there has been any discharge, disposal, spillage, emission, escape, pumping, pouring, injection, release, seepage or filtration of any Hazardous Substance (as hereinafter defined) at, upon, under, or within any of ’s properties in violation of any applicable Environmental Laws (as hereinafter defined), which has not been corrected; (b) there has been any transport, disposal, abandonment or discarding by or its employees, agents or independent contractors, of any Hazardous Substance in violation of any applicable Environmental Laws; or (c) there has been any material violation of or noncompliance with any Environmental Law by which has not been corrected. As used herein, “Environmental Laws” shall mean any Laws which relate to the environment or human health or safety, including without limitation Laws relating to the use, storage, treatment, transportation, manufacture, refinement, handling, production, or disposal of any Hazardous Substance, and “Hazardous Substance” shall mean (i) any flammable substances, explosives, radioactive materials, hazardous materials, hazardous wastes, toxic substances, pollutants, contaminants or any related materials or substances specified in any applicable Environmental Laws (including any “hazardous substance” as defined in the Comprehensive Environmental Response Compensation Liability Act, 42 U.S.C 6901 et seq.), and (ii) asbestos, polychlorinated biphenyls, radon, petroleum products and urea formaldehyde.

SCHEDULE 2.18

Schedule 2.18: Obligations under Employee Pension Plan

Company does not sponsor or maintain and is not required, either by law or by contract, to contribute to any employee welfare benefit plan, , nor to any employee pension benefit plan. Company has not contributed to, nor are they required to contribute to, any multiemployer plan.

SCHEDULE 2.19

Schedule 2.19: Consents to be obtained by Company .

No consent, approval or authorization of, or registration or filing with, any person or entity, including any Government Authority, is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

SCHEDULE 2.20

Schedule 2.20: Pending Litigation or Proceedings against Company.

To the best of its knowledge, Company is not aware of any actions, suits, investigations, or proceedings pending or, threatened against or any of its assets. There are presently no outstanding Judgments against or affecting or any of its assets or its business.

SCHEDULE 2.21

Schedule 2.21: Transactions with Related Parties of Company .

Company represents that no Related Party has: (a) borrowed money from or loaned money to ; (b) entered into any contractual relationship with ; (c) made any claim, express or implied, of any kind whatsoever against ; (d) obtained any interest in any property or assets owned or used by ; (e) engaged in any other transaction with . As used herein: (i) “Related Party” means any officer or director of , and any affiliate of any of the foregoing or ; (ii) “affiliate” means any person or entity who controls, is controlled by of is under common control with another person or entity.

SCHEDULE 2.22

Schedule 2.22: Compensation Arrangements, Company and its Officers and Directors:

EMPLOYMENT AGREEMENTS with Officers and Directors:

There are no employment agreements with Officers and Directors that cannot be terminated at will excepting the employment agreement of Gary Johanson which commenced on January 8, 2007 and can be terminated on 6 months notice. The Company has terminated Mr. Johanson’s employment effective immediately.

SCHEDULE 2.23

Schedule 2.23: Labor Relations of Company :

The Company has no Union

SCHEDULE 2.24

Schedule 2.24: Warranty Liability of Company and its subsidiaries :

-NONE-

SCHEDULE 2.25

Schedule 2.25: Insurance of Company :

Company does not own any insurance policies, nor is it the insured or beneficiary of any policy covering any of its property except:

SCHEDULE 2.26

Schedule 2.26: Brokerage or Finder’s Fees:

Company have not made any agreement, which might cause any other person to become entitled to a finder’s or broker’s fee or commission as a result of the transactions contemplated hereunder.

SCHEDULE 3.1

Schedule 3.1: Organization of ACQUIRER:

ACQUIRER is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite corporate power and authority to own and lease its properties, to carry on its business as presently conducted and as proposed to be conducted and to carry out the transactions contemplated by this Agreement. This schedule contains a true, complete and accurate copy of the certificate of incorporation (the “Certificate of Incorporation”) and by-laws (the “By-Laws”), each as amended to date, of ACQUIRER.

SCHEDULE 3.2

Schedule 3.2: Ownership of the ACQUIRER:

List of the shareholders attached:

SCHEDULE 3.3

Schedule 3.3: Equity Investments on Other Entities:

ACQUIRER warrants and represents that it does not currently own, directly or indirectly, any capital stock or other proprietary interest in any corporation, association, trust, partnership, limited liability company, limited liability partnership, joint venture or other entity.

SCHEDULE 3.4

Schedule 3.4: Financial Statements of ACQUIRER:

Attached as Schedule 3.4 is the balance sheet of ACQUIRER as of May 31, 2007. The ACQUIRER Financial Statements (a) are true and correct in all material respects, (b) are in accordance with ACQUIRER’ s books and records, and (c) present fairly the financial position and results of operations of ACQUIRER as of the dates and for the periods indicated in accordance with generally accepted accounting principles (GAAP) applied on a consistent basis.

SCHEDULE 3.5

Schedule 3.5: Undisclosed Liabilities of ACQUIRER:

ACQUIRER has no known liability or obligation required to be included in its financial statements, including without limitation liabilities for or in respect of Taxes (as hereinafter defined) and any interest or penalties relating thereto, except as are reflected in the ACQUIRER Balance Sheet.

SCHEDULE 3.6

Schedule 3.6: Absence of Changes of ACQUIRER:

ACQUIRER warrants and represents that since the Balance Sheet Date of May 31, 2007, there has not been (a) any material adverse change in ACQUIRER’s financial condition, results of operations, assets, liabilities, business or prospects, (b) any material asset or property of ACQUIRER made subject to a lien of any kind except liens for taxes not yet due and payable, (c) any waiver of any valuable right of ACQUIRER, or the cancellation of any debt or claim held by ACQUIRER, (d) any payment of dividends on, or other distribution with respect to, or any direct or indirect redemption or acquisition of, any shares of the capital stock of ACQUIRER or any agreement or commitment therefore, (e) any mortgage, pledge, sale, assignment or transfer of any tangible or intangible assets of ACQUIRER, except in the ordinary course of business, (f) any loan by ACQUIRER to, or any loan to ACQUIRER from, any officer, director, employee, stockholder of ACQUIRER, or any other agreement or commitment therefore, (g) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting ACQUIRER’s assets, property, or business, or (h) any change in ACQUIRER’s accounting methods or practices.

SCHEDULE 3.7

Schedule 3.7: Encumbrances of ACQUIRER:

ACQUIRER warrants and represents that it has good and marketable title to all of its property and assets, real, personal or mixed, tangible or intangible, free and clear of all liens, security interests, charges and other encumbrances of any kind, except liens for taxes not yet due and payable.

SCHEDULE 3.8

Schedule 3.8: Burdensome Restrictions of ACQUIRER

ACQUIRER is not obligated under any contract or agreement, or subject to any charter or other corporate restriction, which materially and adversely affects its financial condition, results of operations, assets, liabilities, business, or prospects, or could reasonably be expected to do so in the future.

SCHEDULE 3.9

Schedule 3.9: Intellectual Property Rights of ACQUIRER:

ACQUIRER does not own any Intellectual Property Rights nor does it use any Intellectual Property Rights in conducting its business.

No product or service marketed or sold or proposed to be marketed or sold by ACQUIRER violates or will violate any license or infringes or will infringe any Intellectual Property Rights of another.

-

SCHEDULE 3.10

Schedule 3.10: Royalty Payments by ACQUIRER:

No royalties or other amounts are payable by the Corporation to any other person by reason of the ownership or use of any Intellectual Property Rights.

SCHEDULE 3.11

Schedule 3.11: Litigations against ACQUIRER:

There are no claims pending or, to ACQUIRER’s knowledge, threatened with respect to any Intellectual Property Rights necessary or required for the conduct of ACQUIRER’s business as currently conducted or as proposed to be conducted, nor does there exist any basis therefore. As used herein, the term “Intellectual Property Rights” means all patents, trademarks, service marks, trade names, copyrights, inventions, trade secrets, know-how, proprietary processes and formulae, applications for patents, trademarks, service marks and copyrights, and other industrial and intellectual property rights.

ACQUIRER warrants and represents that there is no action, suit, claim, proceeding or investigation, at law, in equity or otherwise, or by or before any governmental instrumentality or other agency, now pending or otherwise affecting ACQUIRER, or, to ACQUIRER’s knowledge, threatened against ACQUIRER or any affiliate of ACQUIRER, and, to ACQUIRER’s knowledge, there exists no basis therefore.

Claims with Respect to Employment or with Respect to Securities Laws. (a) No third party may assert any valid claim against ACQUIRER or any predecessor corporation or affiliate with respect to continued employment by or association with ACQUIRER. (b) No third party may assert any valid claim against ACQUIRER or any predecessor corporation or affiliate with respect to a violation of Applicable Securities Laws

SCHEDULE 3.12

Schedule 3.12: No Default by ACQUIRER:

ACQUIRER is not in violation or breach of, or in default under, any provision of (a) its Certificate of Incorporation or By-Laws, or (b) any note, indenture, mortgage, lease, contract, purchase order or other instrument, document or agreement to which ACQUIRER is a party or by which it or any of its property is bound or affected or any ruling, writ, injunction, order, judgment or decree of any courts, administrative agency or other governmental body. To ACQUIRER’s knowledge, there exists no condition, event or act, which after notice, lapse of time, or both, may constitute a violation or breach of, or a default under any, of the foregoing.

SCHEDULE 3.13

Schedule 3.13. Taxes obligations of ACQUIRER.

ACQUIRER has (a) timely filed all returns and reports required to be filed by it with respect to all Taxes, (b) paid all Taxes shown to have become due pursuant to such returns and reports, and (c) paid all other Taxes due, including without limitation Taxes for which a notice of or assessment or demand for payment has been received. All Taxes for periods ended after the ACQUIRER Balance Sheet Date through the date hereof have been paid or are adequately reserved against on the books of ACQUIRER. ACQUIRER has timely filed all information returns or reports which are required to be filed and has accurately reported all information required to be reflected on such returns or reports. There are no proposed assessments of Tax against ACQUIRER or proposed adjustments to any tax returns or reports filed pending against ACQUIRER.

SCHEDULE 3.14

Schedule 3.14: Consultants.

ACQUIRER has not registered any shares of its stock on Form S-8 that were issued to third parties in payment of finders, brokers or other similar fees.

SCHEDULE 3.15

Schedule 3.15: Material Agreements of ACQUIRER:

ACQUIRER warrants and represents that it is not a party to any written or oral (a) contract with any labor union; (b) contract for the future purchase of fixed assets or for the future purchase of materials, supplies or equipment in excess of normal operating requirements; (c) contract for the employment of any officer, employee or other person or any contract with any person on a consulting basis; (d) bonus, pension, profit-sharing, retirement, stock purchase, stock option, hospitalization, medical insurance or similar plan, contract or understanding in effect with respect to employees or any of them or the employees of others; (e) agreement or indenture relating to the borrowing of money or to the mortgaging, pledging or otherwise placing a lien on any assets of ACQUIRER; (f) guaranty of any obligation for borrowed money or otherwise; (g) lease or agreement under which ACQUIRER is lessee of or holds or operates any property, real or personal, owned by any other party; (h) lease or agreement under which ACQUIRER is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by ACQUIRER; (i) license or lease agreement with respect to any Intellectual Property Rights; (j) agreement or other commitment for capital expenditures in excess of $5,000; (k) contract, agreement or commitment under which ACQUIRER is obligated to pay any broker’s fees, finder’s fees or any such similar fees, to any third party; or (l) any other contract, agreement, arrangement or understanding which is material to ACQUIRER’s business or which is material to a prudent investor’s understanding of ACQUIRER’s business. ACQUIRER warrants and represents that it is not engaged in any negotiations, which could lead to any such contract, agreement, arrangement, understanding or commitment.

SCHEDULE 3.16

Schedule 3.16: ERISA.

ACQUIRER warrants and represents that neither ACQUIRER nor any entity required to be aggregated with ACQUIRER under Sections 414 (b), (c), (m) or (n) of the Internal Revenue Code of 1986, as amended (the “Code”), sponsors, maintains has any obligation to contribute to, has any liability under, or is otherwise a party to, any Benefit Plan. For purposes of this Agreement, “Benefit Plan” shall mean any plan, fund, program, policy, arrangement or contract, whether formal or informal, which is in the nature of (i) an employee pension benefit plan (as defined in Section (2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) or (ii) an employee welfare benefit plan (as defined in Section 3(1) of ERISA).

SCHEDULE 3.17

Schedule 3.17: Environmental Matters of ACQUIRER:

Neither ACQUIRER nor any predecessor corporation has caused or allowed, or contracted with any party for, the generation, use, transportation, treatments, storage or disposal of any Hazardous Substances (as defined below) in connection with the operation of its business or otherwise. ACQUIRER, the operation of its business, and any real property that ACQUIRER owns, leases or otherwise occupies or uses (the “Premises”) are in compliance with all applicable Environmental Laws (as defined below) and orders or directives of any governmental authorities having jurisdiction under such Environmental Laws, including, without limitation, any Environmental Laws or orders or directives with respect to any cleanup or remediation of any release or threat of release of Hazardous Substances. ACQUIRER has not received any citation, directive, letter or other communication, written or oral, or any notice of any proceeding, claim or lawsuit, from any person arising out of the ownership or occupation of the Premises, or the conduct of its operations, and ACQUIRER is aware of any basis therefore. ACQUIRER has obtained and is maintaining in full force and effect all necessary permits, licenses and approvals required by all Environmental Laws applicable to the Premises and the business operations conducted thereon (including operations conducted by tenants on the Premises), and is in compliance with all such permits, licenses and approvals. PURCHASER has not caused or allowed a release, or a threat of release, of any Hazardous Substance onto, at or near the Premises, and, to ACQUIRER’s knowledge, neither the Premises nor any property at or near the Premises has ever been subject to a release, or a threat of release, of any Hazardous Substance. For the purposes of this Agreement, the term “Environmental Laws” shall mean any federal, state or local law or ordinance or regulation pertaining to the protection of human health or the environment, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Sections 9601, et seq., the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. Sections 11001, et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq. For purposes of this Agreement, the term “Hazardous Substances” shall mean (i) any flammable substances, explosives, radioactive materials, hazardous materials, hazardous wastes, toxic substances, pollutants, contaminants or any related materials or substances specified in any applicable Environmental Laws (including any “hazardous substance” as defined in the Comprehensive Environmental Response Compensation Liability Act, 42 U.S.C. 6901 et seq.), and (ii) asbestos, polychlorinated biphenyls, radon, petroleum products and urea formaldehyde.

SCHEDULE 3.18

Schedule 3.18: Federal Reserve Regulations.

ACQUIRER is not engaged in the business of extending credit for the purpose of purchasing or carrying margin securities (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System).

SCHEDULE 3.19

Schedule 3.19: Compliance of ACQUIRER:

ACQUIRER has complied with all federal, state, local and foreign laws applicable to its business and the issuance of its capital stock. ACQUIRER has all federal, state, local and foreign governmental licenses, registrations and permits material to or necessary for the conduct of its business, such licenses, registrations and permits are in full force and effect, and there have been no violations of any such licenses, registrations or permits. No proceeding is pending or, to ACQUIRER’s knowledge, threatened, to revoke or limit any thereof.

SCHEDULE 3.20

Schedule 2.20: Insurance of ACQUIRER:

ACQUIRER does not own any insurance policies, nor is it the insured or beneficiary of any policy covering any of its property.

SCHEDULE 3.21

Schedule 3.21: Related Transactions.

ACQUIRER warrants and represents that no director, officer, or employee of ACQUIRER nor any “associate” (as defined in the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) of any such person is indebted to ACQUIRER, nor is ACQUIRER indebted (or committed to make loans or extend or guarantee credit) to any such person, nor is any such person a party to any transaction (other than as an employee or consultant) with ACQUIRER providing for the furnishing of services by, or rental of real or personal property from, or otherwise requiring cash payments to, any such person.

SCHEDULE 3.22

Schedule 3.22: Governmental Consent or Approval Required.

No authorization, consent, approval or other order of, declaration to, or filing with, any governmental agency or body is required to be made or obtained by ACQUIRER for or in connection with the valid and lawful authorization, issuance, sale and delivery of the ACQUIRER Stock, except filings which may be required under applicable securities laws which are not required to be made until after the Closing and which shall be made on a timely basis.

CERTIFICATE

To. SMOKERS LOZENGE INC.

Re: Asset Purchase Agreement dated February 28 2008 by and among Company, Principals and Acquirer (the “Agreement”)

     The undersigned hereby certifies that he is the President of CYBER MESH SYSTEMS INC. a British Columbia corporation (the "Company"), and as such he is authorized to execute and deliver this Certificate; and the further certifies that:

(a)	All representations, warranties, covenants and conditions set forth in this Agreement on behalf of the Company are true and correct as of, or have been fully performed and complied with by, the Closing Date.

All capitalized terms used herein but not otherwise defined shall have the meaning ascribed to them in the Agreement.

     IN WITNESS WHEREOF, the undersigned has hereunder signed his name this 28th day of February, 2008.

                                    /s/ Marc Santos

                                     ___________________________

                                   Marc Santos

CERTIFICATE

To. CYBER MESH SYSTEMS INC. and PRINCIPALS

Re: Asset Purchase Agreement dated February 28, 2008 by and among Company, Principals and Acquirer (the “Agreement”)

     The undersigned hereby certifies that he is the President of SMOKERS LOZENGE INC. a NEVADA corporation (the "Acquirer"), and as such he is authorized to execute and deliver this Certificate; and the further certifies that:

(a)	All representations, warranties, covenants and conditions set forth in this Agreement on behalf of the Purchaser are true and correct as of, or have been fully performed and complied with by, the Closing Date.

All capitalized terms used herein but not otherwise defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the undersigned has hereunder signed his name this 28th day of February, 2008.

/s/ Dudley Delapenha ___________________________ Dudley Delapenha

THIS IS SCHEDULE “A” ANNEXED TO THAT CERTAIN ASSET PURCHASE AGREEMENT DATED THE 28th DAY OF FEBRUARY AND ENTERED INTO BETWEEN CYBER MESH SYSTEMS INC. (the ‘Company”), DAVID HOLMES AND MARC SANTOS (the “Principals”) and SMOKERS LOZENGE INC. (the “Acquirer”)

FORMAT OF MANAGEMENT EMPLOYMENT AGREEMENT

This Agreement is made and entered into as of ("Commencement Date") between Smokers Lozenge Inc., a Nevada corporation (the "Acquirer"), its registered office at with registered office located at offices at #200-245 East Liberty Street Reno, Nevada, USA 89501 and ________________ (the "Employee") residing at _______________________.

RECITALS

WHEREAS,

A.	The Acquirer desires to employ the Employee as ( President or CEO whichever is applicable) of the Acquirer, or for such other duties as the Board of Directors may determine, and in such capacities Employee shall render valuable services to the Acquirer and will have access to proprietary and confidential information about the Acquirer, and

B.	Employee desires to accept such employment, and,

C.	The Acquirer's Board of Directors has approved and authorized the execution of this Agreement.

     THEREFORE, in consideration of the recitals, mutual covenants and agreements contained in this Agreement, the Acquirer and Employee agree as follows:

SECTION I. Employment.

     (a) The Acquirer hereby employs the Employee and the Employee hereby accepts employment with the Acquirer, on the terms and subject to the conditions herein set forth. He shall provide such services and perform such functions as shall be determined from time to time by the Board of Directors of the Acquirer. If elected or appointed, he shall also serve as a director or officer of the Acquirer or its subsidiaries or affiliates, in each case with further compensation. He understands and agrees that he may be required to undertake business travel.

     (b) Employee represents and warrants that his employment under this Agreement, and his compliance with all the terms and provisions of this Agreement, do not and will not (I) violate or conflict with any employment agreement, secrecy, confidentiality or non-compete agreement, or any other agreement or instrument to which he is a party or is otherwise bound or affected, or against, the Acquirer, the shareholders, officers or directors of the Acquirer, or any of the affiliates of any of the above persons (collectively, the "Indemnities") in connections with such employment or such compliance. Employee agrees to indemnify and hold harmless the Acquirer and the other Indemnities from and against any cost, loss or expense (including reasonable attorney's fees as incurred) arising out of or relating to any misrepresentation or breach of warranty or covenant set forth in this Section 1(b).

SECTION 2. Term.

     The Employee's employment shall begin on the date of closing of the Asset Purchase Agreement, dated Feb.28, 2008, and shall continue, unless sooner terminated as herein set forth, until 3 years following the closing of Asset Purchase Agreement, to which this Agreement is annexed to as Schedule “A” (the "Employment Term"), and shall be in force so long as the Acquirer remains in good standing under the laws, regulations and rules to which it may be subject during the Agreement" term. The Employee" reassignment from (CEO, or President) to such other capacity as the Board of Directors may determine shall not alter the term or any other provision of this Agreement. This Agreement shall terminate on the earlier to occur of (3 years after the date of closing) or the date the Employee resigns or has his employment terminated for cause. The provisions contained in Sections 1(b), 7, 8 and 9, and those provisions necessary to interpret such Sections, shall survive termination of this Agreement.

SECTION 3. Compensation.

     (a) As full compensation for the performance of his services, the Acquirer shall pay the Employee an annual base salary (such annual base salary, as it may be adjusted from time to time by the Board of Directors, the "Base Salary") of Eighty Four Thousand Dollars ($84,000) which shall be paid to the Employee in approximately semi-monthly installments beginning following the Commencement Date and ending on the sooner of the Employee's termination or the last day of the Employment Term. The amount of the Base Salary shall be subject to review by the Board of Directors on or before the 1st day of November 2008 and every November thereafter, and may be adjusted by the Acquirer following such review, or at any other time, in the sole discretion of the Board of Directors; provided, that the amount of the Base Salary may not be decreased below the amount of the initial Base Salary. To the extent required by applicable law, the Acquirer shall withhold from any payments under this Agreement any applicable federal income, provincial, state, local or other taxes or amounts.

     The Employee shall participate in any Annual Management Bonus Plan established by the Acquirer. Provided however nothing contained herein shall require the Acquirer to offer such Annual Management Bonus Plan or prevent the Acquirer from amending or terminating such Plan. As a participant in the Annual Management Bonus Plan, the Employee will be eligible to receive bonuses in any amount from 0% to 100% of the Base Salary, payable in November based on the Employee's performance for the immediately preceding calendar year, and the Acquirer's performance.

     (b) The Employee shall participate in the Management Qualified or Non-Qualified Stock Option Incentive Plans as the Acquirer deems appropriate from time to time. Provided however nothing contained herein shall require the Acquirer to offer such Management Qualified or Non-Qualified Stock Option Incentive Plans or prevent the Acquirer from amending or terminating such Plan. As a participant in the Management Stock Option Incentive Plan, the Employee will be eligible to receive options, which shall vest over a period of time from the date of each option's issue, to purchase common shares of the Acquirer. The Acquirer may grant to the employee, following the first anniversary of the date hereof and at the sole discretion of the Board of Directors, options to purchase common shares of the Acquirer (subject to the vesting and the satisfaction of the other terms and conditions of such options).

     (c) The Employee shall be entitled to 21 vacation days per year at such times as may be mutually agreed with the Board of Directors. In all other aspects, the Employee's benefits including medical and dental insurance, disability insurance, life insurance, retirement and other benefits and perquisites generally available to all senior managers of like businesses will be in accordance with Acquirer policy in effect from time to time but in any event not less favorable to the Employee than benefits provided to any other employee of the Acquirer. The Employee shall also receive a standard relocation benefit package that provides reimbursement to the Employee, against submission to the Acquirer of receipts therefor, of up to $20,000 of specified moving and relocation expenses (including broker's fees) incurred by the Employee as a result of any relocation of his principal residence nearer to the offices of the Acquirer, if the Acquirer decides to move its head office to another City or jurisdiction.

     (d) The Employee shall be entitled to a monthly car allowance of Four Hundred and Fifty Dollars ($450) per month plus reimbursement for gas and repair expenses generated by use of the automobile on behalf of the Acquirer, on the provision by the Employee of itemized accounts acceptable to the Acquirer.

     (e) The compensation to be paid under this Agreement shall be an unsecured obligation of the Acquirer, and not any of its subsidiaries, parents or affiliates, and creates no security interest in any present or future assets of the Acquirer or its subsidiaries, parents or affiliates.

SECTION 4. Exclusivity.

     The Employee shall devote substantially all of his time and energy to the business of the Acquirer, shall faithfully serve the Acquirer, shall in all respects conform to and comply with any directions or duties reasonably given to him by the Board of Directors, shall use his best efforts to promote and serve the interests of the Acquirer and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit, except that the Employee may participate in the activities of professional trade organizations and government sponsored programs related to the business of the Acquirer. Notwithstanding the above, Employee may be permitted to serve as a director or trustee of other organizations with the Board's approval which may be granted if it can be reasonably demonstrated that such service does not interfere with the effective performance of Employee's duties under this Agreement.

        SECTION 5. Reimbursement for Expenses.

     The Employee is authorized to incur reasonable expenses in the discharge of his services, including expenses for travel, lodging and similar items. The Acquirer shall reimburse the Employee for all such proper expenses upon his presentation of itemized accounts acceptable to the Acquirer.

SECTION 6. Termination.

        The employment of the Employee shall terminate upon the first to occur of:

(a)	his death or Disability(defined below);

(b)	his discharge by the Acquirer for Just Cause (defined below); provided, that the

Employee shall have received written notice from the Acquirer of the event giving rise to the Employee's discharge by the Acquirer for Just Cause at least 7 business days prior to the effective date of such discharge during which period the Employee shall have the opportunity to correct the breach giving rise to such just cause termination; provided, that such breach shall not involve fraud or moral turpitude;

     For the purposes of this Agreement "Disability" shall mean the Employee's inability to perform the duties required of him as reasonably determined by the Board of Directors following a review of satisfactory medical advice to the Board about Employee's physical or mental condition, because of illness, incapacity, or physical or mental disability for a consecutive period of 30 days or an aggregate period of 60 days during any 12-month period during the term of this Agreement;

     For the purposes of this Agreement "Just Cause" shall mean: (i.) the Employee's failure, neglect or refusal to follow a lawful written order of the Board of Directors or to perform his duties under this Agreement; (ii) any willful or intentional act of the Employee that has the effect of injuring the reputation or business of the Acquirer or its affiliates in any material respect; (iii) any continued absence from the Acquirer unless such absence is (A) approved or excused by the Board of Directors or (B) is the result of the Employee's illness, disability or incapacity (in which event the provisions of Section 6(a) hereof shall control) or a personal or family emergency; (iv) repeated impairment of the Employee due to drunkenness; (v) conviction of the Employee for the commission of a felony or a crime involving moral turpitude; (vi) a material breach of the provisions of this Agreement; (vii) the commission by the Employee of an act of fraud or embezzlement against the Acquirer or breach of fiduciary duty to the Acquirer involving personal profit; or (viii)the illegal use or possession of drugs.

     SECTION 7. Right to Purchase and Right of First Refusal to Purchase Employee's Shares; Severance Pay.

     If the Employee's employment is terminated pursuant to Section 6(b), or if the Employee resigns without Good Reason (defined below), the Employee shall not receive any further compensation from the Acquirer and Acquirer shall have the right to purchase, or if such right is not exercised and subsequently the Employee offers to sell his shares to a third party the right of first refusal to purchase, all shares, if any, of the Acquirer's stock held by the Employee at a price equal market price as published on the date of termination or the acquisition cost, whichever is higher. If the Employee's employment under this Agreement is terminated pursuant to Section 6(a), or if the Employee resigns with Good Reason (defined below), the Acquirer shall pay Employee his base salary and benefits ("Severance Pay") for the greater of (the "Severance Pay Period")(i) one year from the date of termination or resignation and (ii) the remaining term of this Agreement, and shall have the right to purchase, or if such right is not exercised and subsequently the Employee offers to sell his shares to a third party the right of first refusal to purchase, all Employee's shares, if any, of the Acquirer's stock held by the Employee or his estate at a price equal to the market value of such shares as published. The Severance Pay shall be payable by the Acquirer in equal bi-monthly installments. The Acquirer shall pay for any purchase of the Employee's shares under this Section 7 immediately upon the transfer of title of the certificates.

     For the purposes of this Agreement a resignation by the Employee with Good Reason shall mean a resignation by the Employee of his employment hereunder following a Substantial breach (as hereinafter defined) and such Substantial Breach shall have not been corrected by the Acquirer within 30 days of receipt by the Board of Directors of written notice from the Employee of the occurrence of such Substantial Breach, which notice shall specifically set forth the nature of the Substantial Breach which is the reason for such resignation and identify such occurrence as a "Substantial Breach" under this Agreement. The term "Substantial Breach" means any material breach by the Acquirer of its obligations hereunder consisting of (i) any material breach of the terms of Section 3 above; (ii) a material reduction in the Employee's title or responsibilities; or (iii) the failure of any successor to all or substantially all of the business and/or assets of the Acquirer to assume this Agreement; provided, however, that the term "Substantial Breach" shall not include a termination of the employee's employment pursuant to Section 6(a) or (b) above. The Employee's resignation without Good Reason shall not end the parties' respective continuing rights and responsibilities under this Agreement including but not limited to those enumerated in Sections 8, 9, 10, 12 and 15.

     If the Employee, after termination, is required to continue to render services to the Acquirer as set out in Section 1.5(f)(iii) of the Asset Purchase Agreement to which this Employment Agreement is annexed, the Employee shall be retained as a Consultant at an annual fee for of $100,000 USD payable in equal monthly installments over the duration of 12 months. The Acquirer shall reimburse the Employee for all such proper expenses incurred by the Consultant in the performance of his services, upon his presentation of itemized accounts acceptable to the Acquirer.

SECTION 8. Secrecy, Non-Competition, Invention Rights.

     (a) No Competing Employment. The Employee acknowledges that (i.) the agreements and covenants contained in this Section 8 are essential to protect the value of the Acquirer's business and assets and (ii) by virtue of his employment with the Acquirer, he has obtained and will obtain such knowledge, contacts, training and experience and there is a substantial probability that such knowledge, contacts, training and experience could be used to the substantial advantage of a competitor of the Acquirer and to the Acquirer's substantial detriment. Therefore, the Employee agrees that, for the period commencing on the date of this Agreement and ending on the first anniversary of the termination of employment hereunder for any reason, the Employee shall not participate or engage, directly or indirectly, for himself or on behalf of or in conjunction with any person, partnership, corporation or other entity, whether as an employee, independent contractor, agent, officer, director, shareholder, partner, joint venturer, investor or otherwise, in any business that for profit shall include the ownership and/or operation of or providing of consulting or advisory services to any business enterprise engaged in the similar business activities as that of the Acquirer (a "Competitor").

     (b) Nondisclosure of Confidential Information. The Employee acknowledges that (i.) the agreements and covenants contained in this Agreement are essential to protect the value of the Acquirer's business and assets and (ii) by virtue of his employment with the Acquirer, he has obtained and will obtain knowledge, contacts, training and experience and there is a substantial probability that such knowledge contacts, training and experience and there is a substantial advantage of a competitor of the Acquirer and to the Acquirer's substantial detriment. Therefore, the Employee agrees that, the Employee shall not disclose directly or indirectly to any person or entity not affiliated with the Acquirer or use, without prior written consent from the Acquirer either during the Employment Term or at any time thereafter, any Confidential Information (as defined in the next sentence) except pursuant to and consistent with the order of any court, legislative body or regulatory agency; provided, that the Employee has given notice to the Acquirer immediately after learning of such order. The term "Confidential Information" shall mean information not in the public domain or generally know in the industry, in any form (i.)concerning or relating to the Acquirer's operations and/or proprietary computer programs and software products including but not limited to systems whether provided by or licensed from a third party; (ii) acquired by the Employee while employed by the Acquirer or (iii)acquired following the Employment Term directly or indirectly, from any person or entity owing a duty of confidentiality to the Acquirer or any of its affiliates, including but not limited to information regarding, trade secrets, manuals or materials, technical information, contracts, systems, procedures, mailing lists, know-how, financial or other data (including the revenues, costs or profits associated with any of the Acquirer's services), business plans, and other financial statements, computer programs, source codes, software systems, database, discs and printouts, software design specifications, plans (business, technical or otherwise), customer and industry lists, correspondence, internal reports, personnel files, sales and advertising material, telephone numbers, names, addresses or any other compilations of information, written or unwritten, which is or was used in the business or formation of the Acquirer or its affiliates. The Employee agrees and acknowledges that all Confidential Information in any form, and copies and extracts thereof, are and shall remain the sole and exclusive property of the Acquirer, and upon termination of his employment with the Acquirer, he shall return to the Acquirer the originals and all copies of any such information provided to or acquired by the Employee in connection with the performance of his duties for the Acquirer, and shall return to the Acquirer all files, correspondence and/or other communications received, maintained and/or originated by him during the course of his employment.

     (c) No Interference. The Employee shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Acquirer), directly or indirectly solicit, endeavor to entice away from the Acquirer or its affiliates, or otherwise directly interfere with the relationship of the Acquirer and its affiliates with any person who is employed by or otherwise engaged to perform services for the Acquirer or its affiliates or who is, or was within the then most recent twelve-month period, a client, joint venturer or prospective client or joint venturer of the Acquirer, or any of its affiliates.

     (d) Inventions. By this Agreement, the Employee sells, transfers and assigns to the Acquirer, or to any person or entity designated by the Acquirer, all of the right, title and interest of the Employee in and to all inventions, sales approaches or materials, software, ideas, training materials, disclosures and improvements, whether patented or unpatented, copyrightable material, or materials or services subject to trademark or service mark registration, made or conceived by the Employee solely or jointly, in whole or in part, during or in preparation for his employment by the Acquirer which are not generally known to the public or the industry or recognized as standard practice, processes or devices which may be sold, leased, used or under construction or development by the Acquirer and (ii) arise (wholly or partly) from the efforts of the Employee during his employment with the Acquirer (an Invention"). The Employee shall communicate promptly and disclose to the Acquirer, in such form as the Acquirer requests, all information, details and data pertaining to nay such Invention. Any invention by the Employee within six (6) months following the termination of his employment hereunder shall be deemed to fall within the provisions of this Section 8(d) unless the Employee bears the burden of proof of showing that the invention was first conceived and made following such termination.

SECTION 9. Injunctive Relief.

     Without intending to limit the remedies available to the Acquirer, the Employee acknowledges that a breach of any of the covenants contained in Section 8 hereof may result in material irreparable injury to the Acquirer or its affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach of threat thereof, the Acquirer shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach are threatened breach of Section 8 hereof, restraining the Employee from engaging in activities prohibited by Section 8 hereof or such other relief as may be required specifically to enforce any of the covenants in Section 8. In an action commenced by the Acquirer for relief under this Section 9, the Employee agrees to submit to the jurisdiction of any state or federal court of record in the State of Pennsylvania or in the state and county in which such violation may occur, or in any other court, at the election of the Acquirer.

        SECTION 10. Successors; Binding Agreement.

     Neither this Agreement, or any rights or benefits hereunder, may be assigned, delegated, transferred, pledged or hypothecated without the written consent of both parties hereto, and any such assignment, delegation, transfer, pledge or hypothecation shall be null and void; provided, that the Acquirer may assign or transfer this Agreement to any entity into which the Acquirer merges, or to any entity created by the consolidation of the Acquirer or to any entity that acquires all or substantially all of the assets of the Acquirer; provided, that such entity expressly assumes all of the rights and obligations of the Acquirer hereunder.

SECTION 11. Waiver and Modification.

     Any waiver, alteration or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration or modification is consented to on the Acquirer's behalf by a member of the Board of Directors other than the Employee. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences o transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

        SECTION 12. Severability and Governing Law.

     The Employee acknowledges and agrees that the covenants set forth in Section 8 hereof are reasonable and valid in temporal scope and in all other respects. If any of such covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE PROVINCE OF BRITISH COLUMBIA, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

SECTION 13. Notices

     All approvals, consents, notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given upon delivery, if delivered in person, or on the third business day after mailing, if mailed, by registered or certified mail, postage prepaid, return receipt requested, addressed in the case of the Acquirer, to #302 -3602 Gilmore Way, Burnaby, BC, Canada V5G 4W9 and to the Employee at:

Or in each case, to such other address as may be designated to the other parties from time to time as provided above.

        SECTION 14. Captions and Section Headings.

     Captions and section headings herein are for convenience only, are not a part hereof and shall not be used in construing this Agreement.

       SECTION 15. Arbitration of Disputes. Subject only to the provisions of Section 9 above relating to injunctive relief, any and all disputes, controversies and claims arising out of or relating to this Agreement or its performance shall be settled and determined by arbitration in the

State of Nevada in accordance with the procedures and provisions of the Commercial Arbitration Act and amendments thereto. The parties agree that the arbitrators shall give effect to applicable statutes of limitation in determining any claim and that they shall have the power to award damages, preliminary or permanent injunctive relief and reasonable attorney's fees and expenses to any party in such arbitration. The arbitration award shall be final and binding upon the parties and judgment on such an award may be entered in any court having competent jurisdiction.

SECTION 16. Entire Agreement

     This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the employment of the Employee.

SECTION 17. Counterparts.

     This Agreement may be executed in counterparts, each of which shall be deemed and original, but all of which taken together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

For the Acquirer:                                                            Employee:

THIS IS SCHEDULE “B” ANNEXED TO THAT CERTAIN ASSET PURCHASE AGREEMENT DATED THE 28th DAY OF FEBRUARY AND ENTERED INTO BETWEEN CYBER MESH SYSTEMS INC. (the ‘Company”), DAVID HOLMES AND MARC SANTOS (the “Principals”) and SMOKERS LOZENGE INC. (the “Acquirer”)

ESCROW AGREEMENT

MADE THIS 28th DAY OF February, 2008

BETWEEN:

                                                                          SMOKERS LOZENGE INC., a Nevada corporation

                                                                          With its registered office at Suite 300, 245 East Liberty

Street, Reno, Nevada, USA, 89501 (hereinafter called the “Acquirer”)

OF THE FIRST PART

AND;

                                                                      CYBER MESH SYSTEMS INC., a British Columbia corporation with offices located at #302-3602 Gilmore Way, Burnaby, BC V5G 4W9

                                                                      (hereinafter called the “Company”)

OF THE SECOND PART

AND:

                                                                           MARC SANTOS (“Santos”)

                                                                           #305-8828 Hudson Street, Vancouver, BC V6P 4N2 and

                                                                           DAVID HOLMES (“Holmes”)

                                                                           #1008-1007 Cambie Street, Vancouver, BC V6B 3E8

                                                                          (hereinafter called collectively the “Principals”)

OF THE THIRD PART

AND:
                                                                          DOUGLAS J. LIVESEY, Barrister and Solicitor,

                                                                         #304-1200 Lonsdale Avenue, North Vancouver, BC V7M 3H6

                                                                         (hereinafter called the “Escrow Agent”)

OF THE FOURTH PART

WHEREAS the parties hereto have entered into an Agreement whereby the Acquirer is acquiring all of the assets and undertaking of the Company (the “Asset Purchase Agreement”);

AND WHEREAS the Principals have executed the said Agreement and agreed to be bound by the terms thereof;

AND WHEREAS the Acquirer is to issue and allot to the Company 8,500,000 common shares of the Acquirer for all of the assets and undertaking of the Company;

AND WHEREAS the Company is to issue and to allot to Holmes 8,000,000 common shares of the Company in consideration of Holmes entering into the said Agreement and in consideration of Holmes executing an Employment Agreement with the Acquirer;

AND WHEREAS the Company is to issue and to allot to Santos 6,000,000 common shares of the Company in consideration of Santos entering into the said Agreement and in consideration of Santos executing an Employment Agreement with the Acquirer;

AND WHEREAS the parties hereto have agreed to place a certain number of shares of the Acquirer with the Escrow Agent according to the terms and conditions hereinafter set forth;

AND WHEREAS the Escrow Agent is willing to act as an Escrow Agent on the terms and conditions as hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises hereto and the covenants and agreements hereinafter contained and in consideration and receipt of other good and valuable consideration the receipt and adequacy of which our hereby acknowledged, the parties hereto covenant and agree with each other as follows:

1. INTERPRETATION

In this Agreement:

(a) all words, terms or phrases, unless otherwise defined herein, are to be interpreted with the meaning ascribed to them, if any, in the Asset Purchase Agreement signed between the Principals and dated effective February 28, 2008;

(b) all references to any party, whether a party to this Agreement or not, will be read with such changes in number and gender as the context or reference requires; and

(c) when the context hereof makes it possible, the word “person” includes in its meaning any firm and any body corporate or politic.

2.	The Escrow Agent is hereby appointed Escrow Agent to hold and dispose of the Escrow Shares as provided for herein, in accordance with the terms and conditions set forth in this Asset Purchase Agreement and the Escrow Agent accepts such designation and agrees to hold and dispose of the Escrow Shares in accordance with the provisions of this Escrow Agreement (“Agreement”).

3.	Contemporaneously with the execution of this Agreement the Acquirer will deposit with the Escrow Agent a certain number of shares of the Acquirer to be issued to the Company and the Principals pursuant to the Asset Purchase Agreement as follows:

	(a)	Certificate No. ___for 4,250,000 common shares, and Cert. No._____for 4,250,000 shares of the Acquirer in the name of the Company;

	(b)	Certificate No. ____for 4,000,000 common shares, and Cert. No. ___ _for 4,000,000 shares of the Acquirer in the name of Holmes; and,

	(c)	Certificate No. ____for 3,000,000 common shares, and Cert. No._ __ for 3,000,000 shares of the Acquirer in the name of Santos.

Such Certificates referred to as “Escrow Shares”.

Escrow Terms and Procedures

4.	The Escrow Agent shall release the Escrow Shares to the registered owners as set out in the following table unless it has received prior to such time written notification from the Acquirer that the Closing Conditions set forth in Article 5 of the Asset Purchase Agreement have not been satisfied together with an Affidavit of an Officer of the Acquirer that attests to such facts.

	Delivery Date	Percentage of Management Service Shares Delivered
Company	within 5 days after the Closing Date	4,250,000 Escrow Shares
Company	earlier of: First Anniversary of Closing Date or Termination of a Management Agreement by the Acquirer	4,250,000 Escrow Shares

	Delivery Date	Percentage of Management Service Shares Delivered
David Holmes	within 5 days after the Closing Date	4,000,000 Escrow Shares
David Holmes	earlier of: First Anniversary of Closing Date or Termination of a Management Agreement by the Acquirer	4,000,000 Escrow Shares

	Delivery Date	Percentage of Management Service Shares Delivered
Marc Santos	within 5 days after the Closing Date	3,000,000 Escrow Shares
Marc Santos	earlier of: First Anniversary of Closing Date or Termination of a Management Agreement by the Acquirer	3,000,000 Escrow Shares

5.	Release From Escrow.

5.1 In the event that the Escrow Agent has received the notice and affidavit described in section 4 of this Agreement, the Escrow Agent shall continue to hold the Escrow Shares until the happening of any of the following events:

(a)	the Escrow Agent receives a written agreement between the parties as to the disposition and distribution of the Escrow Shares;

(b)	the Escrow Agent receives a Court Order as to the disposition and distribution of the Escrow Shares from the Supreme Court of British Columbia; or

(c)	the third anniversary of the Closing Date.

5.2 In the event of the first-in-time occurrence of the events described in s. 5.1 of this Agreement, the Escrow Agent shall, in the case of the written agreement or Court Order, release and deliver the Escrow Shares according to the terms, conditions or instructions of the written agreement or Court Order or, in the case of the arrival of the third anniversary of the Closing Date, release and deliver the Escrow Shares to the Acquirer for cancellation.

5.3 In the event that any Escrow Shares are delivered by the Escrow Agent to the Acquirer in accordance with section 5.2 of this Agreement, the Acquirer will cancel the Escrow Shares that are delivered to it by the Escrow Agent promptly upon receipt.

5.4 The Escrow Agent is authorized by the Acquirer, the Company, Santos and Holmes to make the deliveries and take the actions required by this Article 5 of this Agreement. 5.5 In the event that any Escrow Shares are delivered by the Escrow Agent to the Acquirer in accordance with section 5.2 of this Agreement, the Acquireris authorized by the Company, Santos and Holmes to cancel those Escrow Shares.

5.6 Notwithstanding anything in this Agreement to the contrary, the Escrow Agent or the Acquirer may act upon any written instructions given jointly by the Acquirer, the Company, Santos and Holmes.

5.7 The provisions of this Article 5 shall survive the termination or resignation of the Escrow Agent or the termination of this Agreement.

6.	Upon distribution of the Escrow Shares pursuant to the terms of this Agreement and the Escrow created herein shall be terminated save and except for the provisions set forth in Section 7 to this Agreement.

Escrow Agent Disclaimers

7.	The obligations of the Escrow Agent under this Agreement are subject to the following terms and conditions:

	(a)	Except for this Agreement, the Escrow Agent is not a party to and is not bound by any other Agreement between the Acquirer, Company and Principals;

	(b)	The duties of the Escrow Agent shall be determined solely by the express provisions of this Agreement and the Escrow Agent shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement;

(c)	The Escrow Agent shall not be required to defend any legal proceeding which may be instituted against him with respect to the subject matter of this Agreement unless he is requested to do so by any one of the parties and is indemnified by such requesting party to the Escrow Agent’s satisfaction against costs and expenses including, legal fees for such defence unless arising from the Escrow Agent’s bad faith or willful misconduct. The Escrow Agent shall not be required to institute legal proceedings of any kind. The Escrow Agent shall not be required to perform any acts which will violate any law or applicable rules of any governmental agency;

(d)	The Escrow Agent shall not in any way be bound or affected by any notice, modification or cancellation of this Agreement unless in writing and signed by all parties hereto. Nor shall the Escrow Agent be bound by any modification hereof unless such terms and conditions have been agreed upon by the Escrow Agent.

The Escrow Agent shall be entitled to rely upon any notice, certification, demand or other writing delivered to it hereunder by any of the parties hereto without being required to determine the authenticity or correctness of any fact stated therein;

(e)	The Escrow Agent may consult legal counsel of his choice, in relation to this Agreement and the parties hereto covenant and agree to indemnify the Escrow Agent of and from all such legal costs; and,

(f)	The parties hereto jointly and severally covenant and agree to indemnify the Escrow Agent and hold him harmless without limitation from and against any loss, liability or expense of any nature incurred by the Escrow Agent arising out of this Agreement or the administration of his duties hereunder, including, but not limited to legal fees, costs and expenses of defending or preparing to defend against any claim or liability under this Agreement, unless such loss, liability or expense shall be caused by the Escrow Agent’s gross negligence, bad faith or willful misconduct.

Resignation of Escrow Agent

8.	The Escrow Agent may resign and be discharged from his duties as Escrow Agent hereunder upon 30 days written notice to the parties. Such resignation shall take effect 30 days after the giving of such notice.

Fees

9.	The Acquirer will pay all of the compensation of the Escrow Agent and will reimburse the Escrow Agent for any and all reasonable expenses, disbursements and advances made by the Escrow Agent in the performance of its duties hereunder, including reasonable fees, expenses and disbursements incurred by its counsel.

General

10.	Except as herein otherwise provided, no subsequent alteration, amendment, change, or addition to this Agreement will be binding upon the parties hereto unless reduced to writing and signed by all of the parties.

11.	This Agreement will enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators and successors.

12.	The parties will execute and deliver all such further documents, do or cause to be done all such further acts and things, and give all such further assurances as may be reasonably necessary to give full effect to the provisions and intent of this Agreement.

13.	This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and applicable federal laws related thereto.

14.	Time is of the essence of this Agreement.

15.	It is understood and agreed by the parties to this Agreement that the only duties and obligations of the Escrow Agent are those specifically stated herein and no other.

16.	This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed by delivery of executed signature pages by fax and such fax execution will be effective for all purposes.

Notices

17.	Any notice, direction, request, instruction or legal process or other instruments to be given or served hereunder by any party to another shall be in writing, shall be delivered personally or sent by registered mail or e-mail provided if sent by e-mail confirmation of receipt of e-mail has been received by the sender.

If to the Acquirer:	Suite 300, 245 East Liberty Street
Reno, Nevada, USA, 89501

With a copy to:	610-1112 West Pender Street
Vancouver, BC V6E 2S1

If to the Company:	302-3602 Gilmore Way
Burnaby, BC V5G 4W9

If to the Holmes:	305-8828 Hudson Street
Vancouver, BC V6P 4N2

If to Santos:	1008-1007 Cambie Street
Vancouver, BC V6B 3E8

If to the Escrow Agent:	Suite 304, 1200 Lonsdale Avenue
North Vancouver, BC V7M 3H6
E-mail: dlivesey@lonsdalelaw.ca

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date set forth on page 1 of this Agreement.

SMOKERS LOZENGE INC.	CYBER MESH SYSTEMS INC.

as per its authorized signatory:	as per its authorized signatory:

/s/ Dudley Delapenha	/s/ Marc Santos
Dudley Delapenha, President	Marc Santos, President

SIGNED, SEALED AND DELIVERED	)
by DAVID HOLMES in the presence of:	)
)
I. Brodie	)/s/ David Holmes
Name	)DAVID HOLMES
3435 West 30th Avenue, Vancouver, BC	)
Address	)
Businessman	)
Occupation

SIGNED, SEALED AND DELIVERED	)
by MARC SANTOS in the presence of:	)
)
I. Brodie	)/s/ Marc Santos
Name	)MARC SANTOS
3435 West 30th Avenue, Vancouver, BC	)
Address	)
Businessman	)
Occupation

SIGNED, SEALED AND DELIVERED	)
by DOUGLAS J. LIVESEY in the	)
presence of:	)
I. Brodie	)/s/ Douglas J. Livesey
Name	)DOUGLAS J. LIVESEY
)
3435 West 30th Avenue, Vancouver, BC	)
Address	)
Businessman	)
Occupation